As Filed with the Securities and Exchange Commission on December 23, 2004
File No. 333-120923

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Maverick Tube Corporation

(Exact name of registrant as specified in its charter)

Delaware	3317	43-1455766
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16401 Swingley Ridge Road, Seventh Floor

Chesterfield, Missouri 63017
(636) 733-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pamela G. Boone, Vice President— Finance & Administration,

Chief Financial Officer and Secretary
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
(636) 733-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Wexler Gallop, Johnson & Neuman, L.C. 101 South Hanley, Suite 1600 Saint Louis, MO 63105 (314) 615-6000	Ted W. Paris Baker Botts L.L.P. 3000 One Shell Plaza 910 Louisiana Houston, Texas 77002-4995 (713) 229-1234

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: ☐
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
CALCULATION OF REGISTRATION FEE(1)

		Proposed maximum	Proposed maximum
Title of each class	Amount to be	offering price per security	aggregate offering	Amount of
of securities to be registered	registered	to be registered(1)	price(1)	registration fee

2004 4.00% Convertible Series Subordinated Notes due 2033 (the “new notes”)	$120,000,000	$1,347.50(2)	$161,700,000(2)	$20,487.39(3)

Common Stock, par value $0.01 per share	4,110,996(4)	N/A	N/A	(5)

Associated Preferred Stock Purchase Rights	4,110,996(4)	N/A	N/A	N/A

(1)	Estimated in accordance with Rule 457(f) of the Securities Act of 1933, as amended, solely for the purpose of calculating this registration fee. The price per $1,000 original principal amount of new notes is based on the average high and low prices for the Registrant’s 4.00% Convertible Senior Notes due 2033 in secondary market transactions from November 22, 2004 through November 29, 2004, as reported to the Registrant, and net of an exchange fee of $2.50 for each $1,000 original principal amount.

(2) Exclusive of accrued interest, if any.

(3)	This registration fee was previously paid on December 1, 2004.

(4)	Represents the maximum number of shares of common stock and related purchase rights that may be issued upon conversion of the new notes registered hereby. Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of shares of common stock and related purchase rights that may be issued from time to time upon conversion of the new notes in connection with a stock split, stock dividend, recapitalization or similar event or as a result of the anti-dilution provisions of the new notes.

(5)	Pursuant to Rule 457(i) under the Securities Act, no additional filing fee applies with respect to the shares of common stock issuable upon conversion of the new notes because no additional consideration will be received by the Registrant in connection with the exercise of the conversion privilege.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

PROSPECTUS (Subject to Completion)

Issued December 23, 2004

Maverick Tube Corporation

Offer to exchange

2004 4.00% Convertible Senior Subordinated Notes due 2033

and an Exchange Fee for all our outstanding
4.00% Convertible Senior Subordinated Notes due 2033

Subject to the terms and conditions described in this prospectus

This prospectus relates to $120,000,000 of our 2004 4.00% Convertible Senior Subordinated Notes due 2033, 4,110,996 shares of our common stock, par value $0.01 per share, issuable upon conversion of these notes and 4,110,996 associated preferred stock purchase rights.

The exchange offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, our 2004 4.00% Convertible Senior Subordinated Notes due 2033, which we refer to as the new notes, and an exchange fee for all of our outstanding 4.00% Convertible Senior Subordinated Notes due 2033, which we refer to as the old notes. We refer to this offering as the exchange offer. We are conducting the exchange offer in response to the guidance set forth in the newly adopted Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” Under that guidance, exchanging new notes for old notes will allow us to exclude the portion of the conversion value of the new notes attributable to their principal amount from our computation of our diluted earnings per share. To the extent old notes are not exchanged, that guidance will require us to reflect the entire conversion value of those notes in our computation of our fully diluted earnings per share, which will result in lower fully diluted earnings per share than would be the case if new notes are exchanged for the old notes.

•	Upon our completion of the exchange offer, each $1,000 principal amount of old notes that are validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of new notes and an exchange fee of $2.50.
•	Tenders of old notes may be withdrawn at any time before midnight on the expiration date of the exchange offer.

•	As explained more fully in this prospectus, the exchange offer is subject to customary conditions, which we may waive. The exchange offer is also subject to the condition that the registration statement of which this prospectus is a part and any post-effective amendment to the registration statement must be effective under the Securities Act of 1933.

•	The exchange offer expires at midnight, New York City time, on Wednesday, December 29, 2004, which we refer to as the expiration date, unless extended.

The new notes

The terms of the new notes are identical to the old notes, except for the following modifications:

•	Net Share Settlement Upon Conversion. The new notes will require us to settle all conversions for a combination of cash and shares, if any, in lieu of only shares. Cash paid will equal the lesser of the principal amount of the new notes and their conversion value. Shares of our common stock will be issued to the extent that the conversion value exceeds the principal amount of the new notes. The maximum number of shares of our common stock issuable on conversion of the new notes will be 4,110,996 shares, based on the initial conversion rate applicable to the new notes, which is subject to adjustment.
•	Public Acquirer Change of Control. Upon a change of control in which the acquirer’s common stock is traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, the new notes will become convertible into the common stock of the acquirer, subject to the net share settlement provisions described in this prospectus.

Investing in the new notes involves risks. For a description of these risks, see “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:

JPMorgan

December      , 2004

About this prospectus

You should rely only on the information contained in this document or to which this document refers you. We have not authorized, and we have not authorized the dealer manager to authorize, anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may be used only where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may be accurate only as of the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below.

Document	Date

Annual Report on Form 10-K	For the year ended December 31, 2003, as amended by Form 10-K/ A filed on March 19, 2004
Quarterly Report on Form 10-Q	For the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004
Current Reports on Form 8-K	Filed March 12, 2004, October 19, 2004 and December 2, 2004
Registration Statements on Form 8-A	Filed October 31, 1990 and August 5, 1998, as amended by Form 8-A/ A filed on September 26, 2000

You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

Maverick Tube Corporation

16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
Attn: Secretary
Telephone: (636) 733-1600

In order for you to receive timely delivery of the documents before the expiration of the exchange offer, you should request copies of these filings by December 27, 2004.

Industry and market data

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates that are derived from our review of internal surveys, as well as the independent sources referred to above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

Forward-looking information

We make forward-looking statements in this prospectus and in our public documents that are incorporated by reference, which represent our expectations or beliefs about future events and financial performance. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “goal,” “plan,” “intend,” “estimate,” “project,” “may,” “will” or similar words. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to under “Risk factors” in this prospectus and otherwise described in the documents incorporated by reference.

Important factors that could cause actual results to differ materially from those contemplated, projected or implied by the forward-looking statements (the order of which does not necessarily reflect their relative significance) include:

•	oil and gas price volatility;

•	oil and gas drilling activities in North America;

ii

•	steel price volatility;

•	general economic conditions and construction activity in North America;

•	domestic and foreign competitive pressures;

•	fluctuations in industry-wide inventory levels;

•	the presence or absence of governmentally imposed trade restrictions;

•	steel supply;

•	consequences of significant changes in interest rates and currency exchange rates;

•	asserted and unasserted claims;

•	compliance with laws and regulations, including those relating to environmental matters;

•	technological changes;

•	the presence of collective bargaining agreements; and

•	those other risks and uncertainties discussed under “Risk factors” and elsewhere herein and in our filings with the SEC.

In light of these risks, uncertainties and assumptions, one or more of the forward-looking events discussed may not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements. Accordingly, you should not place undue reliance on the forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

iii

Summary

This summary highlights material information contained in other parts of this prospectus and the documents we incorporate by reference. You should read carefully the entire prospectus and the documents we incorporate by reference to understand fully the terms of the notes as well as the tax and other considerations in making your decision whether to tender old notes for exchange.

Maverick Tube Corporation

We are a leading North American producer of welded tubular steel products used in energy and industrial applications. Our energy tubular product line consists of oil country tubular goods, commonly referred to as OCTG, line pipe and coiled tubing. We are the largest producer of OCTG and line pipe products for use in newly drilled oil and natural gas wells and for transporting oil and natural gas in North America. We primarily sell these products to distributors in the United States and Canada. Coiled tubing products are used primarily to maintain existing wells and also to complete new wells. We sell coiled tubing to customers throughout North America and internationally.

Our industrial product line is comprised of structural tubing, also known as hollow structural sections or HSS, standard pipe, pipe piling and steel electrical conduit products. Structural tubing products are utilized in construction, transportation, agricultural, material handling and recreational applications. Standard pipe products are used in industrial applications such as steam, water, air and gas lines and plumbing and heating. We entered the electrical conduit business with an acquisition we completed on December 31, 2002. Electrical conduit is primarily used as sheathing for electrical and computer wiring in industrial, commercial and institutional construction, which is referred to as non-residential construction. We sell our industrial products to service centers, fabricators and end-users.

For the year ended December 31, 2003, we generated net sales of $884.3 million and net income of $23.0 million. For the nine-months ended September 30, 2004, we generated net sales of $1,060.1 million and net income of $155.3 million. During 2003, energy products accounted for approximately 70.3% of our total net revenues compared to approximately 82.8% in 2002. For the nine-months ended September 30, 2004, energy products accounted for approximately 62.1% of our total net revenues compared to approximately 69.1% for the comparable period in 2003.

We were incorporated in Missouri in 1977 and reincorporated in Delaware in 1987. Our principal executive offices are located at 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017, and our phone number is (636) 733-1600. We maintain a website on the internet at www.mavericktube.com. Our website, and the information contained on our website, is not a part of this prospectus.

The exchange offer

We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your old notes in the offer, you should read the detailed description of the offer under “The exchange offer” for further information.

Purpose of the exchange offer	We are offering to exchange new notes with different terms for old notes in contemplation of the transition method provided by Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” which is effective for periods ending after December 15, 2004. EITF 04-8 will require that the calculation of diluted earnings per share reflect shares issuable under contingently convertible debt regardless of whether the contingent feature has been met.

The new notes will result in fewer shares included in the calculation of diluted earnings per share upon adoption of EITF 04-8, since exercise of the conversion feature would result in a payment of cash, rather than shares, for the principal amount of the new notes. By exchanging new notes for old notes, we will be able to report a higher diluted earnings per share on a going-forward basis than if we had not conducted the exchange offer, and reduce the impact of restating diluted earnings per share for applicable prior periods during which the old notes were outstanding. Prior to the adoption of EITF 04-8, our reported diluted earnings per share before cumulative effect of an accounting change for the three months ended March 31, 2004, six months ended June 30, 2004 and nine months ended September 30, 2004 was $0.72, $2.08 and $3.68, respectively. The retroactive application of EITF 04-8 to our existing notes would result in our diluted earnings per share before cumulative effect of an accounting change for these same periods being reduced to $0.67, $1.93, and $3.41, respectively.

The exchange offer and exchange fee	We are offering to exchange $1,000 principal amount of new notes and an exchange fee of $2.50 for each $1,000 principal amount of old notes accepted for exchange. You may tender all, some or none of your old notes.

Deciding whether to participate in the exchange offer	We, our officers and directors, the dealer manager, the information agent, the exchange agent and the trustee do not make any recommendation as to whether you should tender or refrain from tendering all or any portion of your old notes in the exchange offer. You must make your own decision whether to tender your old notes in the exchange offer and, if so, the aggregate amount of old notes to tender. You should read this prospectus and the letter of transmittal and consult with your advisors, if any, to make that decision based on your own financial position and requirements.

Conditions to exchange offer	The exchange offer is subject to certain customary conditions, which we may waive, and to the condition that the registration statement and any post-effective amendment to the registration statement covering the new notes be effective under the Securities Act of 1933, as amended. See “The exchange offer— Conditions to the exchange offer.”

Expiration date; extension and amendment	The exchange offer will expire at midnight, New York City time, on Wednesday, December 29, 2004, which we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend the expiration date, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the previously scheduled expiration of the exchange offer.

We reserve the right to interpret, modify or amend any of the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Withdrawal of tenders	You may withdraw a tender of your old notes at any time before the exchange offer expires by delivering a written notice of withdrawal to The Bank of New York, the exchange agent, before the expiration date. If you change your mind, you may retender your old notes by again following the exchange offer procedures before the exchange offer expires. In addition, if we have not accepted your tendered old notes for exchange, you may withdraw your old notes at any time after December 31, 2004.

Procedures for exchange	In order to exchange old notes, you must tender the old notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal.

If you own old notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the old notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. We will determine in our reasonable discretion whether old notes have been validly tendered.

Old notes may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program (ATOP) procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC’s ATOP must tender old notes through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities.

Please see pages 32 through 36 for instructions on how to exchange your old notes.

Acceptance of old notes	We intend to accept all old notes validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the new notes and pay the exchange fee promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this prospectus and the letter of transmittal. We will accept old notes for exchange after the exchange agent has received a timely book-entry confirmation of transfer of old notes into the exchange agent’s DTC account and, if the old notes have not been tendered through the ATOP procedures, a properly completed and executed letter of transmittal. Our oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Old notes not accepted or tendered for exchange	We reserve the right not to accept any of the old notes tendered. Any old notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your old notes in this exchange offer, or if your old notes are not accepted for exchange, you will continue to hold your old notes, you will not receive the exchange fee and you will be entitled to all the rights and subject to all the limitations applicable to the old notes.

Accrued interest on the old notes	Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

Risk factors	You should carefully consider the matters described under “Risk factors,” as well as other information set forth or incorporated by reference in this prospectus and in the letter of transmittal.

Consequences of not exchanging old notes	The liquidity and trading market for old notes not tendered in the exchange offer could be adversely affected to the extent a significant number of the old notes are tendered and accepted in the exchange offer. Holders who do not exchange their new notes for old notes will not receive the exchange fee.

Tax consequences	The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the new notes are unclear. Consequently, our counsel, Gallop, Johnson & Neuman, L.C., is unable to render an opinion that the exchange of new notes for old notes and the payment of the exchange fee will not constitute a significant modification of the old notes for tax purposes. If the exchange of new notes for old notes constitutes a significant modification, you could incur significant adverse tax consequences on the exchange of the old notes.

See “Material United States federal income tax considerations” for a discussion of certain potential U.S. federal income tax consequences that may result from the exchange of new notes for old notes and from the ownership and disposition of the new notes and common stock received upon conversion of the new notes.

Use of proceeds	We will not receive any cash proceeds from this exchange offer. Old notes that are validly tendered and exchanged for new notes pursuant to the exchange offer will be canceled.

Dealer manager	J.P. Morgan Securities Inc. is the dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Exchange agent	The Bank of New York is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Information agent	D.F. King & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Material differences between the old notes and new notes

A summary of the differences between the old notes and new notes is set forth in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the documents governing the old notes and the new notes, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the new notes, see “Description of the new notes.”

	Old notes	New notes

Net share settlement upon conversion	Upon conversion of old notes, we will deliver a specified number of shares of our common stock (other than cash payments for fractional shares).	Each $1,000 principal amount new note generally will be convertible into cash and, if applicable, shares of our common stock. We refer to the value of the settlement amount as the conversion value, which, for each $1,000 principal amount new note, will be equal to the product of (1) the applicable conversion rate, and (2) the ten trading day average closing price of our common stock beginning on the second trading day immediately following the day on which the notes are submitted for conversion.
We will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth below, equal to such aggregate conversion value less the principal return (the “net share amount”), and

Old notes	New notes

(3) an amount in cash in lieu of any fractional shares of common stock. We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after determination of the net share amount, but in no event later than three business days thereafter. The number of net shares to be paid will be determined by dividing the net share amount by the ten trading day average closing price of our common stock beginning on the second trading day immediately following the day on which the notes are submitted for conversion.

Old notes	New notes

The required cash payment to the holders upon a conversion of the new notes may significantly impair our liquidity and cause us to alter any planned capital expenditures. We believe, however, that we would have adequate sources of funds for any cash payment upon conversion primarily through available cash, current availability under our senior credit facility and cash generated from operating activities. We also believe that we would be able to access additional funds, if necessary, through the debt or equity markets, by refinancing our current senior credit facility and by securing additional lines of credit. For more information regarding our ability to finance our cash payment obligation upon a conversion of the new notes, see “Risk factors— Risks relating to the new notes— We may not have the funds necessary to purchase the new notes at the option of the holders or make the required cash payments upon conversion of the new notes, and the recent amendment to our senior credit facility that permits us to effect the exchange offer contains a limitation on our ability to pay the principal return in cash to holders of notes upon conversion under certain circumstances.”

	Old notes	New notes

Public acquirer change of control	None.	Upon a change of control pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such change of control consists of cash consideration and the acquirer’s common stock is traded on a U.S. national securities exchange or the Nasdaq National Market, the new notes generally will become convertible into the common stock of the public acquirer, subject to the net share settlement provisions described herein.
Tax risks relating to the exchange offer	Not applicable.	Tendering old notes in exchange for new notes could result in adverse tax consequences to you as further described in “Risk factors— Risks relating to the exchange offer— The United States federal income tax consequences of the exchange offer are unclear; you could be subject to additional tax liabilities as a result of the exchange offer.”

The new notes

New notes	Up to $120,000,000 aggregate principal amount of 2004 4.00% Convertible Senior Subordinated Notes Due 2033.

Maturity date	June 15, 2033.

Interest	4.00% per annum on the principal amount, payable semi-annually in arrears on each June 15 and December 15. Interest will accrue on the new notes from the last interest payment date on which interest was paid on the old notes. We will also pay contingent interest on the new notes under the circumstances described in this prospectus.

Subordination	The new notes are general unsecured obligations, subordinated to all of our existing and future senior debt and effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2004, we and our subsidiaries had approximately $224.9 million of outstanding indebtedness and other balance sheet liabilities as to which the new notes would be subordinated or effectively subordinated. The indenture governing the new notes will not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of the obligations under the new notes. See “Description of the new notes— Subordination of the new notes.”

Contingent interest	We will make additional payments of interest, referred to in this prospectus as “contingent interest,” during any six-month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2008 for which the average trading price of the new notes for the applicable five trading day reference period equals or exceeds 130% of the principal amount of the new notes as of the day immediately preceding the first day of the applicable six-month interest period. The amount of contingent interest payable per note in respect of any six-month period will be equal to 0.25% of the average trading price, as described in this prospectus, of a note for the applicable five trading day reference period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. For more information about contingent interest, see “Description of the new notes— Contingent interest.”

Conversion rights	Holders may convert their new notes under any of the following circumstances:

(1) during any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day, or

(2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of new notes for each day of that period was less than

98% of the product of the closing price of our common stock and the conversion rate. See “Description of the new notes— Conversion rights— Conversion upon satisfaction of trading price condition,” or

(3) at any time during any period that the new notes are rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group and the credit rating assigned to the new notes by either such rating agency is reduced by two or more rating levels from the level initially assigned, although we are under no obligation to have the new notes rated, or

(4) if the new notes have been called for redemption, or

(5) upon the occurrence of specified corporate transactions described under “Description of the new notes— Conversion rights— Conversion upon specified corporate transactions.”

In most cases, settlement upon conversion will be in cash, and, if applicable, stock, as summarized above in “—Material differences between the old notes and new notes.” For a more detailed description of the settlement upon conversion process, see “Description of the new notes— Net share settlement upon conversion.”

Provisional redemption	We may redeem the new notes, in whole or in part, at any time after June 15, 2008 and before June 15, 2011 at a redemption price equal to $1,000 per $1,000 principal amount of new notes to be redeemed, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the provisional redemption date, if the closing price of our common stock has exceeded 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the provisional redemption notice, which date will be at least 20 days but no more than 60 days prior to the provisional redemption date.

Optional redemption	On or after June 15, 2011, we may redeem for cash all or part of the new notes at any time, upon no less than 20 and no more than 60 days’ notice before the redemption date by mail to the trustee under the indenture under which the new notes will be issued, the paying agent and each holder of new notes, for a price equal to 100% of the principal amount of the new notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to the redemption date. See “Description of the new notes— Optional redemption.”

Purchase of new notes by us at the option of the holder	Holders will have the right to require us to purchase all or any portion of the new notes for cash on June 15 of 2011, 2013, 2018, 2023 and 2028. In any such case, we will pay a purchase price equal to 100% of the principal amount of the new notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to such purchase date. See “Description of the new notes—Purchase of new notes by us at the option of the holder.”

Public acquirer change of control	The new notes contain a provision designed to afford certain change of control protection for the holders, which is summarized in “—Material differences between the old notes and new notes.” For a more detailed description of the public acquirer change of control provision, see “Description of the new notes— Public acquirer change of control.”

Fundamental Change	If we undergo a Fundamental Change (as defined under “Description of the new notes— Purchase of new notes by us at the option of the holder upon a Fundamental Change”) prior to June 15, 2011, holders will have the right, at their option, to require us to purchase any or all of their new notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the new notes to be purchased plus accrued and unpaid interest, including contingent interest, if any, to the Fundamental Change purchase date. See “Description of the new notes— Purchase of new notes by us at the option of the holder upon a Fundamental Change.”

U.S. federal income tax consequences	The U.S. tax ramifications of the exchange are unclear. Consequently, our counsel is unable to render an opinion that the exchange of new notes for old notes and the payment of the exchange fee will not constitute a significant modification of the terms of the old notes for U.S. federal tax purposes. If the exchange of new notes for old notes constitutes a significant modification, you could incur significant adverse tax consequences on the exchange of old notes. By participating in the exchange offer, each holder will be deemed to have agreed, in the indenture, to treat the new notes as contingent payment debt instruments for U.S. federal income tax purposes. Each holder will be deemed to have agreed to accrue original issue discount on a constant yield to maturity basis at a rate of 8.48%, compounded semi-annually, which was comparable to the rate at which we would have borrowed in a noncontingent, nonconvertible borrowing with structural terms otherwise comparable to the old notes, even though the old notes and new notes have a lower stated yield to maturity. You may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the new notes. In the case of a conversion, this gain will be measured by the fair market value of the stock received. A discussion of certain potential United States federal income tax consequences that may result from the ownership of the new notes and our common stock is set forth in this prospectus under the heading “Material United States federal income tax considerations.” Owners of the new notes should consult their tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the new notes and our common stock.

Governing law	The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.

Global securities	The new notes initially will be issued in book-entry form, which means that they will be represented by one or more permanent global securities registered in the name of the DTC. The global securities will be deposited with the trustee as custodian for the DTC.

Trading	We do not intend to list the new notes on any national securities exchange or on the Nasdaq Stock Market. Our common stock is listed on The New York Stock Exchange under the symbol “MVK.”

Risk factors

You, and your financial and legal advisors, if any, should consider carefully the following risk factors and other information included in this prospectus and the documents we have incorporated by reference into this prospectus before tendering any old notes in the exchange offer. Some of these risks are shared with any investor in our securities while others are related to the nature of the new notes themselves or to the exchange offer. Additional risks not presently known to us and risks that we currently deem immaterial may also impair our business operations. Our business and financial condition could be seriously harmed by any of these risks. In addition, the trading price of our new notes and common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.

Risks relating to the exchange offer

The United States federal income tax consequences of the exchange offer are unclear; you could be subject to additional tax liabilities as a result of the exchange offer.

The U.S. federal income tax consequences of the exchange offer are unclear. Consequently, our counsel is unable to render an opinion that the modifications to the old notes resulting from the exchange of new notes for old notes and payment of the exchange fee will not constitute a significant modification of the old notes for tax purposes. If the exchange of new notes for old notes constitutes a significant modification, you could incur significant adverse tax consequences on the exchange of the old notes. For example, under one possible alternative characterization, a holder could be required to recognize ordinary income in an amount equal to the excess of the fair market value of the new notes received in the exchange over the holder’s adjusted tax basis in the old notes. See “Material United States federal income tax considerations— Exchange of new notes for old notes” for more information.

The receipt of the exchange fee by a Non-U.S. Holder (as defined in “Material United States federal income tax considerations”) participating in the exchange offer may be subject to U.S. federal withholding tax. See “Material United States federal income tax considerations— Exchange of new notes for old notes” for more information.

If you do not exchange your old notes, we cannot assure you that an active market in the old notes will continue to exist, and the old notes you retain may become less liquid as a result of the exchange offer.

If a significant number of old notes are exchanged in the exchange offer, the liquidity of the trading market for the old notes, if any, after the completion of the exchange offer may be substantially reduced. Any old notes exchanged will reduce the aggregate number of old notes outstanding. As a result, the old notes may trade at a discount to the price at which they would trade if the exchange offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the old notes will exist or be maintained and we cannot assure you as to the prices at which the old notes may be traded.

We have not obtained a third-party determination that the exchange offer is fair to holders of the old notes.

We are not making a recommendation as to whether holders of the old notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the old notes for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. We cannot assure you that the value of the new notes received in the exchange offer will in the future equal or exceed the value of the old notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Risks relating to the new notes

There are a number of risks related to investing in the new notes. These risks are substantially similar to the risks related to investing in the old notes.

The new notes will be unsecured senior subordinated obligations.

Like the old notes, the new notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the new notes due to an event of default under the indenture, and in certain other events, our assets will be available to pay obligations on the new notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding new notes. The new notes also are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As of September 30, 2004, we and our subsidiaries had approximately $224.9 million of outstanding indebtedness and balance sheet liabilities as to which the new notes are subordinated or effectively subordinated. After retiring our senior indebtedness and the indebtedness of our subsidiaries, we may not have sufficient assets remaining to pay amounts due on any or all of the new notes then outstanding.

We have a holding company structure and will depend on distributions from our operating subsidiaries to make payments on the notes. Contractual or legal restrictions applicable to our subsidiaries could limit distributions from them.

We currently conduct substantially all our operations through both U.S. and foreign subsidiaries and derive substantially all our operating income and cash flow from our subsidiaries. As a result, we depend on distributions or advances from our subsidiaries to meet our debt service obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Existing or future contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries the cash that we require to pay our debt service obligations, including the notes. Most of our subsidiaries are co-obligors under our existing senior credit facility.

We may incur significant additional indebtedness.

The indenture relating to the new notes does not restrict us from incurring additional indebtedness. As of September 30, 2004, we had outstanding $224.9 million of senior indebtedness, including borrowings under our senior credit facility, leaving $101.1 million available for additional borrowing thereunder. Our senior credit facility prohibits our incurrence of other debt without the consent of the lenders.

We may not have the funds necessary to purchase the new notes at the option of the holders or make the required cash payments upon conversion of the new notes, and the recent amendment to our senior credit facility that permits us to effect the exchange offer contains a limitation on our ability to pay the principal return in cash to holders of new notes upon conversion under certain circumstances.

On June 15, 2011, 2013, 2018, 2023 and 2028, or upon the occurrence of a change in control that constitutes a “Fundamental Change” (as defined in “Description of the new notes— Purchase of new notes by us at the option of the holder upon a Fundamental Change”), holders of the new notes may require us to repurchase their new notes for cash. We may not have sufficient funds at the time of any such events to make the required cash payments upon conversion of the new notes.

In addition, the new notes, unlike the old notes, require that we pay cash for the lesser of the par value of the new notes and their conversion value upon their conversion by the holders. The events leading to convertibility of the new notes may be out of our control. Furthermore, our stock price has increased significantly since we originally issued the old notes, making it more likely that the new notes could become convertible in the near future. We may not have sufficient funds at the time of any such events to make the required cash payments.

The source of funds for any cash payment required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any such required cash payments. Furthermore, the use of available cash to fund the required cash payments may impair our ability to obtain additional financing in the future.

Furthermore, the recent amendment to our senior credit facility that permits us to issue the new notes requires that we meet a fixed charge coverage ratio (as more fully described in “Description of the new notes—Conversion rights”) of at least 1.0 to 1.0 at the time of any conversion of the new notes as if the conversion had occurred. Accordingly, our ability to pay any principal return in cash upon conversion will be subject to our ability to meet the ratio in the future and could be further restricted by new limitations imposed by other credit agreements or other instruments relating to indebtedness we may incur in the future. If you elect to convert your new notes at a time when we are unable to meet the required ratio, we would not be permitted to pay the conversion value to you.

Our failure to deliver cash and common stock, if any, upon any of the events described above would constitute an event of default under the indenture and our senior credit facility.

In addition to the potential United States federal income tax consequences of the exchange offer, you should consider the United States federal income tax consequences of owning new notes.

If the exchange of new notes for old notes constitutes a significant modification, the tax consequences to you could be adverse. For example, a holder could be required to include in income each year amounts substantially in excess or substantially less than amounts required to be accrued with respect to the old notes. See “Material United States federal income tax considerations— Classification and treatment of the new notes” for more information.

Without regard to whether the exchange of new notes for old notes constitutes a significant modification, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the new notes, the conversion rate of the new notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the new notes. See “Material United States federal income tax considerations— Classification and treatment of the new notes” for more information.

The trading prices for the new notes will be directly affected by the trading prices of our common stock.

The trading prices for the new notes in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the new notes, or the perception that such sales could occur, could affect the price of our common stock.

An active trading market for the new notes may not develop.

The new notes comprise a new issue of securities for which there is currently no public market. We do not plan to list the new notes on any securities exchange or to include them in any automated quotation system. We cannot assure holders that an active trading market for the new notes will develop or as to the liquidity or sustainability of any such market, the ability to sell the new notes or the price at which new notes may be sold. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

Holders of new notes will not be entitled to any rights with respect to our common stock but will be subject to all changes made with respect to our common stock.

Holders of new notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders of new notes will be entitled to rights on the common stock only if and when we deliver shares of common stock in exchange for their new notes and in limited cases under the anti-dilution adjustments of the new notes. For example, if an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before delivery of the common stock upon conversion of the new notes, holders of new notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The contingent conversion features of the new notes could result in your not being entitled to convert a new note when our common stock is trading at a price above the applicable conversion price of the new note.

The new notes are convertible only in the event of specified contingencies. If the specific conditions for conversion are not met, you will not be able to convert a new note, even though our common stock may be trading at a price above the applicable conversion price of the new note.

The conversion rate of the new notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the new notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, capital stock or cash to holders of our common shares, and certain issuer tender or exchange offers as described under “Description of the new notes— Conversion rights— Conversion rate adjustments.” The conversion rate will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the new notes or the common stock or for third-party tender offers. See “Description of the new notes— Conversion rights— Conversion rate adjustments.” We are not restricted from issuing additional common stock during the life of the new notes and have no obligation to consider the interests of holders of the new notes in deciding whether to issue common stock. There can be no assurance that an event that adversely affects the value of the new notes, but does not result in an adjustment to the conversion rate, will not occur.

The indenture governing the new notes will not contain any restrictive covenants.

The indenture governing the new notes will not:

•	require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the new notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is senior or structurally senior in right of payment to the new notes; or

•	restrict our ability to pledge our assets or those of our subsidiaries.

In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of our new notes and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the new notes.

Risks related to our business and operations

Downturns in oil and natural gas prices would reduce demand for our energy products, which could cause our sales to decrease.

Our principal products consist of OCTG, line pipe and coiled tubing and line pipe. Sales of these products to the energy industry constitute our most significant revenue source. In fact, revenues from the sale of OCTG and line pipe to the energy industry accounted for approximately 70.3% and 82.8% of our revenues for the years ended December 31, 2003 and

2002, respectively. For the nine months ended September 30, 2004, energy products accounted for approximately 62.1% of our total net revenues, compared to approximately 69.1% for the corresponding period in 2003. Demand for these products depends primarily upon the number of oil and natural gas wells being drilled, completed and worked over in the U.S. and Canada and the depth and drilling conditions of these wells. Similar factors also affect the demand for line pipe. The level of these activities is primarily dependent on current and anticipated oil and natural gas prices. Many factors, such as the supply and demand for oil and natural gas, general economic conditions and global weather patterns, affect these prices. As a result, future levels and volatility of oil and natural gas prices are uncertain. In periods where the demand level for our OCTG products is reduced, we would expect that our sales of these products would decrease. Easing or elimination of trade relief now in place would likely increase the level of imports of products that compete with ours, which would cause increased competition for our products.

The level of imports of OCTG, which has varied significantly over time, affects the U.S. and Canadian OCTG markets.

We believe that these import levels are affected by, among other things:

•	North American and overall world demand for OCTG;
•	the trade practices of and government subsidies to foreign producers; and
•	the presence or absence of antidumping and countervailing duty orders.

Antidumping and countervailing duty orders require special duties to be imposed in amounts designed to offset unfair pricing and government subsidization, respectively. In the U.S., once an order is in place, foreign producers, importers, domestic producers and other parties may request an “administrative review” on a yearly basis to determine the duty rates to be applied to imports during subsequent years as well as the duty deposit rates for future imports from the companies covered by the review. In addition, a company that did not ship to the U.S. during the original period examined by the U.S. government may request a “new shipper review” to obtain its own duty rate on an expedited basis.

U.S. antidumping and countervailing duty orders may be revoked as a result of periodic “sunset reviews.” An individual importer may also obtain revocation applicable only to itself under certain circumstances. In June 2000, the U.S. government completed sunset reviews of orders covering Canada and Taiwan and revoked both orders. In June 2001, the U.S. government completed sunset reviews of the orders covering Argentina, Italy, Japan, the Republic of South Korea and Mexico and kept those orders in place. However, those orders will be subject to a new sunset review beginning in 2005. If the orders covering imports from Argentina, Italy, Japan, the Republic of South Korea and Mexico are revoked in full or in part or if the duty rates are lowered, we could be exposed to increased competition from imports, which could have a material adverse effect on our U.S. business. In addition, the Continued Dumping and Subsidiary Offset Act (“CDSOA”) was passed during 2000. This Act allowed for the tariffs collected by the U.S. Customs Department to be dispersed to those companies that supported the original suit.

In early March 2004, an antidumping petition was filed with the U.S. government covering line pipe from China, the Republic of South Korea, and Mexico. In April 2004, the U.S. International Trade Commission (“USITC”) ruled unanimously that imports of line pipe under 16 inches in outside diameter from the three named countries were being sold in the United States at less than fair value, resulting in injury to the U.S. industry. As a result of the USITC’s affirmative determinations, the U.S. Department of Commerce (“DOC”) has continued its antidumping investigations of imports of certain circular welded carbon line pipe from these countries. The DOC issued preliminary margins of 73.17% for China, and 14.93% to 31.34% for Mexico, and made a preliminary de minimis determination with respect to the Republic of South Korea, with margins of 1.2% to 1.3% falling below the 2% de minimis level. The DOC is expected to conduct verifications and issue final determinations in December 2004 for China, and February 2005 for Mexico and the Republic of South Korea. The USITC is expected to issue its final determinations by March 2005. The Company is unable to predict the outcome of these investigations at this time.

In mid-2003, the Canadian Border Security Agency initiated an inquiry into imports of HSS into Canada from the Republic of South Korea, the Republic of Turkey and the Republic of South Africa. Imports of HSS from the named countries into Canada can affect our Canadian HSS selling prices and volumes. The Canadian Border Security Agency determined that imports from the three named countries were dumped into Canada at significant margins. The Canadian International Trade Tribunal ruled that imports from all three countries had injured the domestic industry in Canada. Final dumping margins were assessed against all three countries ranging from an average of 89% on imports from the Republic of South Korea, 55.4% on imports from the Republic of South Africa and 17.5% on imports from the Republic of Turkey. These dumping margins will apply on all imports of HSS from the named countries until August 2008.

The likely result of significant increased competition from the easing or elimination of trade relief now in place would be decreased sales of our products and overall profitability.

Increases in steel prices, which would increase our costs of manufacturing our products, would likely decrease our operating profits.

Purchased steel currently represents approximately three-quarters of our cost of goods sold. As a result, the steel industry, which is highly volatile and cyclical in nature, affects our business both positively and negatively. Numerous factors, most of which are beyond our control, drive the cycles of the steel industry and influence steel prices. Some of these factors are:

•	general economic conditions;
•	industry capacity utilization;
•	import duties and other trade restrictions; and
•	currency exchange rates.

Average steel costs included in cost of goods sold increased during the third quarter of 2004 over the third quarter of 2003 by $216 per ton, or 65.1%. We expect our replacement cost of steel will continue to rise in both the U.S. and Canada, given that steel vendors have implemented increases in base price and surcharges due to the escalating cost of scrap and tight supplies. Current replacement cost as of September 30, 2004 is up approximately 26% over the cost of goods sold reflected in the income statement for the quarter ended September 30, 2004. In December 2003, one of our major steel suppliers implemented an unprecedented scrap surcharge based upon the American Metal Market’s Consumer Buying Price for No. 1 Busheling. The surcharge has fluctuated monthly based on scrap prices. The surcharges for June, July, August, September, October and November 2004 are $70, $80, $180, $225, $210, and $210, respectively, per ton. During the fourth quarter of 2004, we expect that our reported steel costs may increase by as much as $200 per ton, or almost 50% higher than the steel component of cost of goods sold reflected in our 2004 third quarter earnings. We expect the replacement cost of steel to remain volatile throughout the remainder of 2004. However, the precise magnitude and timing of further steel cost changes are unknown at this time.

Changes in steel prices had a significant impact on the margin levels of our energy products because energy product pricing historically has been driven by OCTG and line pipe demand. Given that steel costs have escalated so dramatically, OCTG and line pipe producers passed steel cost increases through to their customers in the form of steel surcharges and base price increases.

Since December 2003, we have raised prices on all our shipments in order to pass along to end-users the steel surcharges and base price increases our steel vendors have included on steel purchased by us. These price increases across our entire product line are designed to absorb the anticipated increase in the cost of steel, our principal raw material. Given the mix of our U.S. alliance sales and volume of our Canadian OCTG business, the timing and the extent to which our future price increases can be realized are uncertain. No assurance can be given that we will succeed in implementing future price increases sufficient to fully absorb the anticipated steel cost increases described above.

We have discovered deficiencies in our internal control system and procedures that, if not remediated prior to the end of 2004, could result in significant deficiencies.

In connection with our evaluation of our system of internal controls over financial reporting pursuant to Rules 13a-15 and 15d-15 under the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002, we have discovered a potential significant deficiency in the design and operation of our general computer controls related to security around access to certain parts of the system. While overall access to our JD Edwards ERP system is secure, access to subprocesses of the system may not be sufficiently limited. We believe mitigating controls and procedures, which include manual controls and reconciliations, are in place to detect errors that may result from inappropriate access. Therefore, we do not believe the access security issue will result in a material weakness. However, we are in process of implementing certain changes to our security access to remediate this deficiency, including role-based security and reviewing key financial sub-processes for inappropriate access. Despite the measures we have taken to remediate this deficiency, we cannot be certain that the remediation will be fully completed prior to December 31, 2004.

In addition, we are implementing a new, company-wide human resources and payroll system in the fourth quarter of this year. Due to the timing of the implementation, we cannot be certain that the related evaluation, testing, any necessary remediation and the auditor’s related attestation procedures will be fully completed prior to December 31, 2004. Any findings that cannot be remediated prior to year-end may result in a potential significant deficiency.

While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is no precedent available by which to measure compliance adequacy.

Reductions in industry inventory levels could reduce our sales and profit.

Industry inventory levels of our products, particularly OCTG, can change significantly from period to period. These changes can have a direct adverse effect on the demand for new production of energy and industrial products when customers draw from inventory rather than purchase new products. Reduced demand, in turn, would likely result in reduced sales volume and overall profitability.

Our plans to consolidate our conduit operations into one facility may not be successful.

We are planning to consolidate our conduit operations into a state-of-the-art facility located in Louisville, Kentucky. In connection with the consolidation, we expect to spend approximately $63 million, which will include the purchase of land, building and new equipment and upgrades to existing equipment in order to improve efficiency and productivity of our conduit manufacturing operations. The consolidation of our conduit operations may expose us to risks including:

•	severance and plant abandonment costs;
•	potential unforeseen or higher-than-expected costs; and
•	operating difficulties.

Any of these risks could adversely affect or prevent the success of our efforts to consolidate our conduit operations.

If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be adversely impacted.

An important element of our growth strategy has been and is expected to continue to be the pursuit of acquisitions of other businesses that either expand or complement our existing product lines. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers, and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future acquisitions, and we may issue securities in connection with future acquisitions that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be adversely impacted.

The operations of the end-users of our products expose us to potential product liability claims.

Drilling for, and the transmission of, oil and natural gas involve a variety of risks, including risks relating to well failures, line pipe leaks and fires. Actual or claimed defects in products, including our energy products, structural tubing and conduit, could give rise to claims, liabilities, costs and expenses, relating to loss of life, personal injury, property damage, damage to equipment and facilities, pollution, inefficient heat recovery, loss of production or suspension of operations. We maintain insurance coverage against potential product liability claims in amounts that we believe to be adequate. However, in the future we may incur product liability claims in excess of our insurance coverage or that are subject to substantial deductibles, or we may incur uninsured product liability costs. These liabilities and costs could have a material adverse effect on our business, results of operations and financial condition. Moreover, any claims made under our policies likely will cause our premiums to increase, and we may not be able to maintain adequate insurance coverage levels in the future.

We depend on a few suppliers for a significant portion of our steel, and a loss of one or more significant suppliers could adversely affect our ability to obtain our basic raw material.

In calendar year 2003, we purchased approximately 81% of our steel for our U.S. operations from three suppliers and in excess of 80% of the steel for our Canadian operations from two Canadian suppliers. The loss of any of these suppliers or interruption of production at one or more of these suppliers could adversely affect our ability to obtain our basic raw material. In such a case, our cost of purchasing steel from alternate sources could be higher and could temporarily affect our ability to produce sufficient quantities of our products necessary to sustain our market share, thus impacting our results of operations.

Our level of indebtedness could make us vulnerable to down-turns in the energy market.

Our net debt-to-capitalization ratio (the sum of our current and long-term debt, net of cash, cash equivalents and short-term investments, compared to the sum of our stockholders’ equity and our current and long-term debt, net of cash, cash equivalents and short-term investments) at December 31, 2003 and September 30, 2004 was 27.9% and 18.1%, respectively. Because our OCTG business is highly cyclical, our historical financial results have been, and our future financial results are expected to be, subject to fluctuations. While management believes that our current level of indebtedness is reasonable in relation to our current capitalization and working capital positions, our level of indebtedness could increase our vulnerability to cyclical declines in the energy markets. More specifically, our level of indebtedness could affect our operations, and expose us to greater risks, during a cyclical decline in several ways, including:

•	a greater percentage of our cash flow would be required to be used to service our indebtedness;

•	we may not be able to generate sufficient cash flow from operations to enable us to meet our debt service and other fixed-charge requirements;

•	we may not be able to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate and other purposes;

•	our flexibility in planning for, or reacting to changes in, our businesses and the industries in which we compete may be limited; and

•	we may be put at a possible competitive disadvantage with respect to our competitors that have relatively less indebtedness.

Covenant restrictions in our senior credit facility could limit our ability to operate our business.

Our senior credit facility contains certain restrictive covenants that prohibit or impose limitations (subject to certain exceptions) on us with respect to, among other things:

•	the creation or incurrence of indebtedness;

•	the creation or incurrence of liens;

•	investments;

•	mergers, acquisitions or changes of existence, ownership or business operations;

•	the sale or other disposition of assets other than inventory in the ordinary course of business;

•	the declaration or payment of dividends or the purchase, redemption, retirement or other acquisition of capital stock;

•	transactions with affiliates;

•	capital expenditures in excess of $30 million in any calendar year; and

•	the granting of any negative pledge in any agreement, contract or understanding with a third party.

All of these covenants could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. Moreover, our failure to comply with the financial and other covenants could result in an event of default that, if not cured or waived, would prevent us from borrowing under our senior credit facility and could cause us to be required to repay our borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. Also, if our excess availability falls below $50 million, the entire amount of outstanding indebtedness under our senior credit facility would be reclassified as current.

Certain of our operations are subject to collective bargaining agreements that could subject us to additional labor costs.

Three of our subsidiaries, Prudential Steel Ltd., Maverick C&P, Inc. and Maverick Tube, L.P., operate under collective bargaining agreements with, or have employees who are members of, the United Steelworkers of America.

Prudential Steel, located in Calgary, Alberta, Canada, operates under a collective bargaining agreement that covers approximately 78% of its employees. The agreement is due to expire on December 31, 2006.

The Elyria, Ohio and Ferndale, Michigan facilities of Maverick C&P (our conduit operations) operate under collective bargaining agreements that in the aggregate cover 53% of the employees of Maverick C&P. The agreements are due to expire on November 15, 2005.

Our Counce, Tennessee facility of Maverick Tube, L.P. operates under a collective bargaining agreement that covers approximately 80% of the employees in that location. The agreement is due to expire on November 15, 2005. In addition, approximately 85% of the employees of Texas Arai, a division of Maverick Tube, L.P., are union members. We are currently undertaking negotiations with the United Steelworkers of America with respect to these employees. Approximately 17% of the employees of Maverick Tube, L.P. are members of a union.

Our failure to renew or negotiate new collective bargaining agreements on reasonable terms could result in labor disruptions and increased labor costs, thereby increasing the costs of producing our products.

Because of the substantial amount of business we conduct in Canada, decreases in the value of the Canadian dollar compared to the U.S. dollar would reduce the profitability of our Canadian operations.

Although our financial results are reported in U.S. dollars, a significant portion of our sales and operating costs is denominated in Canadian dollars. Consequently, in consolidating the financial results of our Canadian operations for reporting purposes, we are exposed to cash flow and earnings volatility as a result of fluctuations in relative currency values. A significant decrease in the relevant value of the Canadian dollar would reduce the profitability of our Canadian operations, which would adversely affect the results of our consolidated operations.

Our industry is characterized by intense competition.

We compete against a number of companies in each of our principal business lines. Some of our competitors are larger than us and have greater financial and marketing resources and business diversification. These companies may be better able than us to successfully endure downturns in either the energy or industrial sector. The OCTG, structural and electrical conduit product markets are largely commodity-based in nature and, as a result, price competition is of particular importance. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced under either scenario.

Compliance with and changes in environmental, health and safety laws regulating the operation of our business could increase the costs of producing our products and expose us to environmental claims.

Our businesses are subject to numerous U.S. and Canadian local, state, provincial and federal laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of hazardous wastes. Violations of such laws and regulations can lead to substantial fines and penalties. Also, there are risks of substantial costs and liabilities relating to the investigation and remediation of past or present contamination, at current as well as former properties utilized by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination. Moreover, future developments, such as changes in laws and regulations, more stringent enforcement or interpretation thereof, and claims for property damage or personal injury could cause us to incur substantial losses or expenditures. Although we believe we are in substantial compliance with all applicable current laws and regulations, any new or modified laws or regulations could increase the cost of producing our products, thereby reducing our profits.

We have defined benefit pensions plans, which could result in charges against our earnings.

Our subsidiary, Prudential Steel Ltd., sponsors two pension plans and a post-retirement benefit plan for substantially all of its Canadian employees and a supplemental executive retirement plan. At December 31, 2003, certain of these plans were under-funded by an aggregate amount of approximately $7.9 million. Moreover, if these plans do not achieve an investment return to the extent of the estimated rate for a particular fiscal year, such deficiency could result in a charge against earnings for that and subsequent years.

Provisions in our corporate documents and Delaware law could delay or prevent a change in control.

Some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company, even if that change might be beneficial to our stockholders. Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may make acquiring control of us difficult, including provisions:

•	limiting the rights to call special meetings of our stockholders;

•	regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

•	prohibiting action by stockholders by written consent; and

•	authorizing our board of directors to issue and set the terms of preferred stock.

In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group that would attempt to acquire a significant interest in us without advance approval of our board of directors. Moreover, Delaware law would impose restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

Selected consolidated financial information

The following summary of financial information for the year ended September 30, 1999, the three-months ended December 31, 1999, the years ended December 31, 2000 through 2003 and the nine-months ended September 30, 2004 and 2003 was derived from, and should be read in conjunction with, the audited financial statements contained in our Annual Reports on Form 10-K (or Form  10-K/ A, as applicable) for the periods ended December 31, 2003, 2002, 2001, 2000 and 1999 as well as the unaudited information presented in our Quarterly Reports on Form 10-Q for the periods ended September 30, 2004 and 2003. See “Where you can find more information” on page i.

											Three-months
	Nine-months ended										ended	Year ended
	September 30,		Year ended December 31,								December 31,	September 30,
(in thousands)	2004	2003	2003		2002		2001		2000		1999	1999

Statement of Operations Data:
Net sales	$1,060,070	$641,116	$884,317		$452,913		$544,933		$562,023		$129,766	$317,121
Cost of goods sold	736,254	580,796	783,353		409,916		441,843		488,397		118,060	298,379
Gross profit	323,816	60,320	100,964		42,997		103,090		73,626		11,706	18,742
Selling, general and administrative	64,218	39,814	56,142		34,032		30,372	(1)	25,466		7,104	22,036
Restructuring charges	—	—	584	(2)	1,186	(2)	8,061	(2)	—		—	—
Trade case relief	(740)	(950)	(1,104)		(2,709)		—		—		—	—
Start-up costs	—	—	—		—		1,101	(3)	267	(3)	—	283	(3)
Income (loss) from operations	260,338	21,456	45,342		10,488		63,556		47,893		4,602	(3,577)
Transaction costs	—	—	—		—		—		11,253	(4)	—	—
Interest expense	7,371	7,153	9,637		4,325		3,090		3,177		256	1,868
Income (loss) from continuing operations before income taxes and cumulative effect of an accounting change	252,967	14,303	35,705		6,163		60,466		33,463		4,346	(5,445)
Provision (benefit) for income taxes	96,112	4,321	12,748		3,277		21,228		14,736		2,112	(348)
Income (loss) from continuing operations before cumulative effect of an accounting change	156,855	9,982	22,957		2,886		39,238		18,727		2,234	(5,097)
(Loss) from operations of discontinued DOM facility, less applicable income tax benefit(5)	—	—	—		—		(957)		(2,162)		(687)	(2,237)
Gain (loss) on disposal of DOM facility(5)	—	—	—		518		(10,240)		—		—	—
Cumulative effect of change in accounting principle	(1,584)	—	—		—		—		—		—	—
Net income (loss)	$155,271	$9,982	$22,957		$3,404		$28,041		$16,565		$1,547	$(7,334)
Diluted earnings (loss) per share from continuing operations	$3.68	$0.24	$0.55		$0.08		$1.15		$0.54		$0.07	$(0.16)
Diluted earnings (loss) per share	$3.64	$0.24	$0.55		$0.09		$0.82		$0.48		$0.05	$(0.24)
Average shares deemed outstanding	42,678	42,036	42,110		38,492		34,117		34,525		32,638	31,160
Other Data:
Depreciation and amortization	$19,980	$16,733	$22,411		$19,954		$14,841		$12,602		$3,064	$10,895
Capital expenditures	19,254	13,046	20,902		22,809		25,784		51,780		18,004	16,288

							Three-months
	Nine-months ended						ended	Year ended
	September 30,		Year ended December 31,				December 31,	September 30,
(in thousands)	2004	2003	2003	2002	2001	2000	1999	1999

Balance Sheet Data: (End of period)
Working capital	$435,162	$236,825	$253,663	$201,195	$142,316	$118,828	$108,632	$93,586
Total assets	950,854	643,653	670,726	595,883	357,447	390,818	323,255	289,241
Current maturities of long-term debt	3,165	4,241	3,533	2,977	938	866	723	708
Short-term revolving credit facility	—	—	—	—	3,219	20,766	10,067	10,067
Long-term revolving credit facility	67,591	50,207	50,213	132,927	62,000	62,038	27,150	31,000
Other long-term debt (less current maturities)	123,203	124,311	124,209	2,742	5,991	6,929	7,300	7,518
Stockholders’ equity	550,375	368,872	384,798	338,286	225,383	213,256	200,566	166,774

(1) Includes a charge of $1,500,000 in connection with an unsuccessful acquisition.

(2) We recorded a restructuring charge for the write-down of property and equipment and accrual of other cash obligations of $584,000, $1,186,000 and $8,061,000 for the years ended December 31, 2003, 2002 and 2001, respectively, resulting from the closing of the Longview facility and the relocation of most of that facility’s production equipment to Hickman, Arkansas.

(3) Represents the operating loss of our large diameter pipe and tubing facility, which began operations in October 2000 and the Longview facility, which began operations in December 1998.

(4) In connection with the Prudential combination, we recorded transaction costs of $11,253,000 for the year ended December 31, 2000. Transaction costs include investment banking, legal, accounting, printing, severance pay and other costs directly related to the combination.

(5) We decided to discontinue its DOM business during 2001.

Ratio of earnings to fixed charges

The following table sets forth our ratio (deficiency) of earnings to fixed charges for each of the periods indicated (dollars in thousands):

	Nine-Months					Three-Months
	Ended					Ended	Year Ended
	September 30,	Year ended December 31,				December 31,	September 30,
	2004	2003	2002	2001	2000	1999	1999

Ratio of Earnings to Fixed Charges(1)	29.8	4.0	1.9	11.3	5.2	6.1	N/A
Deficiency in Earnings(2)	N/A	N/A	N/A	N/A	N/A	N/A	$(5,822)

(1) This ratio is computed by dividing the earnings by the total fixed charges for the applicable period. Earnings is defined as pre-tax income from continuing operations, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges represent total interest charges (including capitalized interest), capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(2) Due to pre-tax losses for the year ended September 30, 1999, the ratio coverage was less than 1:1.

Capitalization

The following table sets forth our cash and cash equivalents, short-term investments, debt and total capitalization as of September 30, 2004.

We have not shown our capitalization on an “as adjusted” basis because we will not receive any proceeds from this exchange offer. You should read this table along with our audited financial statements contained in our Annual Report on Form 10-K/ A for the year ended December 31, 2003, as well as the unaudited information presented in our most recent Quarterly Report on Form  10-Q. See “Where you can find more information” on page i.

As of
September 30,
(Dollars in thousands)	2004

Cash and cash equivalents	$31,727

Short-term investments	$40,303

Debt (including current maturities):
Current maturities of long-term debt	$3,165
Long-term debt, less current maturities:
Capital lease obligations	1,225
Senior credit facility(1)(2)	67,591
Other	1,978
4.00% convertible senior subordinated notes due 2033	120,000

Total long-term debt less current maturities	190,794
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 authorized shares; 1 share issued and outstanding, actual and as adjusted	—
Common stock, $0.01 par value; 80,000,000 authorized shares; 42,589,311 shares issued and outstanding, actual and as adjusted	426
Additional paid-in capital	237,495
Unamortized value of restricted stock	(3,210)
Retained earnings	317,463
Accumulated other comprehensive loss	(1,799)

Total stockholders’ equity	550,375

Total capitalization	$744,334

(1) We determined not to reduce borrowings under the senior credit facility below $50 million in order to preserve our hedge position described in footnote 2. Accordingly, we initially applied the remaining net proceeds to cash. Subsequently, we applied approximately $30 million of cash to pay various trade vendors who were offering discounts for early payment.

(2) We utilize derivatives for hedging purposes only to convert a portion of our variable rate debt to fixed rate debt. We are currently a party to a $50 million interest rate swap that effectively converts the interest rate on $50 million of borrowings under our senior credit facility from a variable rate to a fixed rate.

Common stock price range

Our common stock is listed on The New York Stock Exchange under the symbol “MVK.” The following table sets forth the range of intra-day high and low sale prices, as reported on the NYSE Composite Tape:

Price Range	High	Low

2001
First Quarter	$25.72	$18.75
Second Quarter	26.45	16.10
Third Quarter	16.32	8.86
Fourth Quarter	13.29	8.91
2002
First Quarter	$16.32	$10.97
Second Quarter	19.15	13.25
Third Quarter	14.45	8.87
Fourth Quarter	13.87	8.37
2003
First Quarter	$18.71	$12.17
Second Quarter	21.53	16.88
Third Quarter	19.36	14.29
Fourth Quarter	20.99	15.76
2004
First Quarter	$23.97	$17.00
Second Quarter	27.65	20.11
Third Quarter	31.82	26.08
Fourth Quarter (through December 22, 2004)	31.75	25.75

On December 22, 2004, the reported last sale price of the common stock on the NYSE was $30.88 per share.

As of November 30, 2004, we had 42,613,477 shares of common stock outstanding.

Dividend policy

We have not declared or paid cash dividends on our common stock since our incorporation. We currently intend to retain our entire discretionary cash flow to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend on our financial condition, capital requirements and earnings as well as other factors our board of directors may deem relevant. Our existing senior credit facility limits our ability to pay dividends to our stockholders.

The exchange offer

Securities subject to the exchange offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of new notes and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted old notes. We are offering to exchange new notes for all of the old notes. However, the exchange offer is subject to the conditions described in this prospectus and the accompanying letter of transmittal. There is currently outstanding $120,000,000 in aggregate principal amount of old notes.

You may tender all, some or none of your old notes, subject to the terms and conditions of the exchange offer. Holders of old notes must tender their old notes in a minimum principal amount of $1,000 and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

We, our officers and directors, the dealer manager, the information agent, the exchange agent and the trustee do not make any recommendation to you as to whether to exchange all or any portion of your old notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your old notes for exchange and, if so, the amount of old notes to tender.

Conditions to the exchange offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any old notes tendered, and we may terminate or amend this offer if any one of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it impractical to proceed with the offer or with the acceptance for exchange or exchange and issuance of the new notes:

(1) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

(a) challenges the making of the exchange offer or the exchange of old notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of old notes under the exchange offer, or

(b) in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or would be material to holders of old notes in deciding whether to accept the exchange offer.

(2) (a) Trading generally shall not have been suspended or materially limited on the NYSE; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; and (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical to proceed with completion of the exchange offer.

(3) The trustee with respect to the old notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, the exchange offer or the exchange of old notes under the exchange offer, nor shall the trustee or any holder of old notes have taken any action that challenges the validity or effectiveness of the procedures we use in making the exchange offer or the exchange of the old notes under the exchange offer.

All of the foregoing conditions are for our sole benefit and we may waive them, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

The exchange offer is also subject to the condition that the registration statement and any post-effective amendment to the registration statement covering the new notes must be effective under the Securities Act.

If any of the foregoing conditions is not satisfied, we may, at any time before the expiration of the exchange offer:

(1) terminate the exchange offer and return all tendered old notes to the holders thereof;

(2) modify, extend or otherwise amend the exchange offer and retain all tendered old notes until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration date; extensions; amendments,” “—Proper execution and delivery of letter of transmittal” and “—Withdrawal of tenders” below); or

(3) waive the unsatisfied conditions (other than the condition relating to the effectiveness of the registration statement and any post-effective amendment to the registration statement, which may not be waived) and accept all old notes tendered and not previously withdrawn.

Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals we must obtain in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration date; extensions; amendments

For purposes of the exchange offer, the term “expiration date” shall mean midnight, New York City time, on December 29, 2004, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date will mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to twenty business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of old notes in the exchange offer will be paid to all holders whose old notes have previously been tendered pursuant to the exchange offer.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the old notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of tender

Any valid tender by a holder of old notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Acceptance of old notes for exchange

The new notes will be delivered in book-entry form and the exchange fee will be paid on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer.

We will be deemed to have accepted validly tendered old notes when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new notes will be recorded in book-entry form by the exchange agent upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving book-entry transfers of old notes in the exchange agent’s account at DTC. If any validly tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if old notes are validly withdrawn, such withdrawn old notes will be returned without expense to the tendering holder or such old notes will be credited to an account maintained at DTC designated by the DTC participant who delivered the old notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for exchange

If you hold old notes and wish to exchange them for new notes and the exchange fee, you must validly tender, or cause the valid tender of, your old notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

Only registered holders of old notes are authorized to tender the old notes. The procedures by which you may tender or cause to be tendered old notes will depend upon the manner in which the old notes are held, as described below.

Tender of old notes held through a nominee

If you are a beneficial owner of old notes that are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the old notes on your behalf using one of the procedures described below. Your nominee will provide you with its instruction letter, which you must use to give these instructions.

Tender of old notes through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has old notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your old notes as if you were the record holder. References to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer.

Any participant in DTC may tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A “book-entry confirmation” is a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to 5:00 p.m. New York City time on the expiration date of the exchange offer.

Any DTC participant may also tender old notes by completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus.

The letter of transmittal (or a signed facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent, and the exchange agent must have received a timely book-entry confirmation, prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of transmittal

Subject to and effective upon the acceptance for exchange and exchange of new notes for old notes, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of old notes:

•	irrevocably sells, assigns and transfers to or upon our order all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the old notes tendered thereby;

•	waives any and all rights with respect to the old notes;

•	releases and discharges us and the trustee with respect to the old notes from any and all claims such holder may have, now or in the future, arising out of or related to the old notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the old notes;

•	represents and warrants that the old notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the new notes are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper execution and delivery of letter of transmittal

If you wish to participate in the exchange offer, delivery of your old notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the old notes and the holder has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the old notes are tendered for the account of an eligible guarantor institution.

Withdrawal of tenders

Tenders of old notes in connection with the exchange offer may be withdrawn at any time prior to midnight New York City time on the expiration date of the exchange offer, but you must withdraw all of your old notes previously tendered. Tenders of old notes may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of old notes may be withdrawn at any time prior to the expiration date, as extended. In addition, tenders may be withdrawn if we have not accepted old notes tendered for exchange at any time after December 31, 2004.

Beneficial owners desiring to withdraw old notes previously tendered should contact the DTC participant through which such beneficial owners hold their old notes. In order to withdraw old notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent, by mail, hand delivery or facsimile transmission, a notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the old notes being withdrawn are held for the account of an eligible guarantor institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of old notes may not be rescinded and any old notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn old notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old notes in connection with the exchange offer will be determined by us, in our reasonable judgment, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any old notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of old notes unless we waive that condition for all such holders. None of us, the exchange agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of old notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such old notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if new notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the old notes tendered by such holder.

Other fees and expenses

Tendering holders of old notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Exchange agent

The Bank of New York has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s custodian bank, depositary, broker, dealer, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent a fee of $10,000 for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information agent

D.F. King & Co. Inc. has been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address set forth on the back cover page of this prospectus. Holders of old notes may also contact their custodian bank, depositary, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

Dealer manager

We have retained J.P. Morgan Securities Inc. to act as dealer manager in connection with the exchange offer.

We will pay the dealer manager a fee of $3.80 per $1,000 par value of old notes validly tendered and not withdrawn and will reimburse the dealer manager for certain out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with the exchange offer. The obligations of the dealer manager are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this prospectus.

From time to time, the dealer manager and its affiliates have provided investment banking, commercial banking and financial advisory services to us for customary compensation. At any given time, the dealer manager may trade the old notes or other securities of ours or our affiliates for its own accounts or for the accounts of its customers, and accordingly, may hold a long or a short position in the old notes or other securities. The dealer manager was an underwriter in the offering of the old notes.

None of the dealer manager, the information agent or the exchange agent assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this document or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Description of the new notes

Set forth below is a description of the material terms of the new notes, which should be read together with the other sections of this prospectus. The new notes will be issued under an indenture that we will enter into with The Bank of New York, as indenture trustee. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the indenture and the form of new note, which are included as exhibits to this registration statement of which this prospectus is a part and are incorporated by reference. For purposes of this summary, the terms “we,” “our” and “us” refer only to Maverick Tube Corporation and not any of its subsidiaries.

General

The new notes will mature on June 15, 2033. The new notes will be issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The new notes will be limited to $120,000,000 in aggregate principal amount.

The new notes will be:

•	general unsecured obligations;

•	subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all of our existing and future senior indebtedness; and

•	structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

Under the indenture, we will agree, and, by acceptance of a beneficial interest in the new notes, each beneficial owner of the new notes will be deemed to have agreed, for United States federal income tax purposes, to treat the new notes as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the new notes as a contingent payment. Some implications and uncertainties relating to this treatment are described under “Material United States federal income tax considerations.”

Interest

Interest on the new notes will:

•	accrue at the rate of 4.00% per year, from the last interest payment date on which interest was paid on the old notes;

•	be payable semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2005;

•	be payable to the person in whose name the new notes are registered at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date, which we refer to with respect to the new notes as “regular record dates;”

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest (including contingent interest, if any) to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, the maturity date, or any redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the relevant interest payment date, maturity date, redemption date or purchase date. The term “business day” means, with respect to any new note, any day other than a Saturday, a Sunday or a day on which banking institutions, in The City of New York are authorized or required by law, regulation or executive order to remain closed.

In addition, we will pay contingent interest on the new notes under the circumstances described below under “—Contingent interest.”

Contingent interest

We will pay contingent interest to the holders of new notes during any six-month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2008 for which the average trading price of a new note for the applicable five trading day reference period, as defined below, equals or exceeds 130% of the principal amount of the new note as of the day immediately preceding the first day of the applicable six-month interest period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

During any period when contingent interest shall be payable, the contingent interest payable per new note in respect of any six-month period will equal 0.25% of the average trading price of the new note for the applicable five trading day reference period.

The record date and payment date for contingent interest, if any, will be the same as the regular record date and payment date for the semi-annual interest payments on the new notes.

The “trading price” of the new notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of new notes obtained by the bid solicitation agent for $2 million principal amount of new notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated, nationally recognized securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the new notes,

then the trading price of the new notes will equal (1) the then applicable conversion rate of the new notes multiplied by (2) the average last reported sale price of our common stock for the five trading days ending on such determination date.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

The bid solicitation agent will initially be The Bank of New York, the trustee under the indenture. We may change the bid solicitation agent, but the bid solicitation agent will not, in any case, be one of our affiliates. The bid solicitation agent will solicit bids from nationally recognized securities dealers that are believed by us to be willing to bid for the new notes.

We will notify the holders of the new notes upon a determination that they will be entitled to receive contingent interest during a six-month interest period. In connection with providing such notice, we will issue a press release by the first day of the applicable six-month period and publish a notice containing information regarding the contingent interest determination in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

Subordination of the new notes

The payment of the principal of, and premium, if any, and interest (including contingent interest, if any) on, the new notes, and our obligations to repurchase, redeem or pay the “principal return” (as such term is defined under “—Net share settlement upon conversion”) in cash upon conversion of the new notes, will be subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of all our existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, the holders of senior indebtedness will be entitled to receive payment in full in cash or other payment satisfactory to the holders of senior indebtedness including interest that would accrue on senior indebtedness after the commencement of any bankruptcy proceeding involving us, even if such interest is not an allowed claim in such bankruptcy proceeding, before the holders of the new notes will be entitled to receive any payment. If the new notes are accelerated because of an event of default, or, depending on the terms of the senior indebtedness, if we are required to repurchase the new notes upon a Fundamental Change or pay the principal return in cash upon conversion, we may be required to pay the holders of senior indebtedness in full before we may repurchase any, or pay the principal return in cash upon conversion, of the new notes. The indenture requires that we promptly notify holders of senior indebtedness if payment of the new notes is accelerated because of an event of default under the indenture, or if we are required to repurchase the new notes upon a Fundamental Change.

We may not make any payment on the new notes or purchase or otherwise acquire the new notes if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•	any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or any other person permitted to give such notice under the indenture.

We are required to resume payments on the new notes:

•	in the case of a payment default of designated senior indebtedness, on the date on which such default is cured, waived or ceases to exist; and

•	in the case of a nonpayment default of designated senior indebtedness, the earlier of the date on which that nonpayment default is cured, waived or ceases to exist or 179 days after the date on which the trustee received the payment blockage notice.

No new period of payment blockage may be commenced for a nonpayment default of designated senior indebtedness unless 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the expiration of any prior payment blockage period resulting from a nonpayment default may be the basis for a subsequent payment blockage notice unless such nonpayment default is cured during the interim.

The term “indebtedness” means:

•	obligations, contingent or otherwise, for borrowed money, other than unamortized debt discount or premium;

•	reimbursement and other obligations pertaining to letters of credit issued for our account;

•	obligations under any swap, cap, collar, forward purchase contract, derivatives contract or other similar agreement pursuant to which we hedge risks related to interest rates, currency exchange rates, commodity prices, financial market conditions or other risks we incur in the operation of our business;

•	obligations evidenced by bonds, debentures, promissory notes or other instruments or arrangements;

•	obligations as lessee under a capital lease; and

•	amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in the five immediately preceding bullet points.

All indebtedness secured by a lien upon property owned by us, although we have not assumed or become liable for the payment of such indebtedness, is also deemed to be our indebtedness. All indebtedness for borrowed money incurred by any other person that is directly guaranteed as to payment of principal by us will for all purposes of the indenture be deemed to be our indebtedness, but no other contingent obligation in respect of indebtedness incurred by any other person shall be deemed our indebtedness.

The term “senior indebtedness” means the principal of, premium, if any, interest (including interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding), all letter of credit obligations, obligations under any hedging agreement described above and capital lease payments payable on or in connection with, and all fees, costs, expenses and other amounts (including fees, costs, expenses and other amounts accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition fees, costs, expenses and other amounts is allowed as a claim in the proceeding) accrued or due on or in connection with, our indebtedness, and whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing; provided, however, that senior indebtedness does not include indebtedness that, by the terms of the instrument by which it was created or incurred, expressly provides that it is not senior in right of payment to the new notes or expressly provides that it is on the same basis or junior to the new notes.

The term “designated senior indebtedness” means:

(1) any liabilities for principal, interest (including interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding), all letter of credit obligations, fees, indemnification, reimbursement, damages or other obligations (including fees, costs, expenses and other amounts accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition fees, costs, expenses and other amounts is allowed as a claim in the proceeding) under our existing senior credit facility and any credit agreement, loan agreement or other financing arrangement that, by its terms, supersedes or replaces in whole or in part such amended and restated credit agreement; and

(2) any other senior indebtedness as to which the principal amount is $25 million or more and the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties under the indenture. The trustee’s claims for such payments will be senior to the claims of the new note holders.

As a result of the subordination provisions in the indenture, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the new notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of new notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

A portion of our operations is or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the new notes, will depend on the earnings of our subsidiaries. In addition, we will be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation, contingent or otherwise, to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent on our subsidiaries’ earnings and cash flow and could be subject to contractual or statutory restrictions.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The indenture does not restrict us or our subsidiaries from incurring senior indebtedness or other indebtedness and liabilities. If we incur additional indebtedness, our ability to pay our obligations on the new notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities. As of September 30, 2004, we had approximately $41.4 million of senior indebtedness and our subsidiaries had outstanding approximately $183.5 million of indebtedness and other balance sheet liabilities that would be effectively senior to the new notes.

Provisional redemption

We may redeem the new notes, in whole or in part, at any time after June  15, 2008 and prior to June 15, 2011 at a redemption price equal to $1,000 per $1,000 principal amount of new notes to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the provisional redemption date if the last reported sale price of our common stock has exceeded 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the provisional redemption notice (which date shall be at least 20 days but not more than 60 days prior to the provisional redemption date).

However, if a provisional redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date will be payable to the holder of record as of the relevant record date, and the redemption price will not include such payment.

The provisional redemption date will be the date specified in our provisional redemption notice as such date that the new notes will be redeemed.

If we do not redeem all of the new notes, the trustee will select the new notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If any new notes are to be redeemed in part only, another new note or new notes in an aggregate principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s new notes is selected for partial redemption and the holder thereafter converts a portion of its new notes, the converted portion will be deemed to be taken from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any new note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any new note so selected for redemption, in whole or in part, except the unredeemed portion of any new note being redeemed in part.

Optional redemption

No sinking fund is provided for the new notes. On or after June 15, 2011, we may redeem for cash all or part of the new notes at any time, upon not less than 20 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of new notes, for a price equal to 100% of the principal amount of the new notes to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to the redemption date.

If we decide to redeem fewer than all of the outstanding new notes, the trustee will select the new notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your new note for partial redemption and you convert a portion of the same new note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any new note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any new note so selected for redemption, in whole or in part, except the unredeemed portion of any new note being redeemed in part.

Conversion rights

Subject to the conditions and during the periods and under the circumstances described below, holders may convert each of their new notes into a combination of cash and common stock as described under “—Net share settlement upon conversion,” initially at a conversion rate of 34.2583 shares of common stock per $1,000 principal amount of new notes (equivalent to an initial conversion price of $29.19 per share of common stock) at any time prior to the close of business on June 15, 2033. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s new notes so long as the new notes converted are an integral multiple of $1,000 principal amount.

The recent amendment to our senior credit facility that permits us to effect the exchange offer requires that we meet a fixed charge coverage ratio of at least 1.0 to 1.0 at the time of any conversion of new notes, as if the conversion had occurred.

Such amendment to our senior credit facility defines fixed charge coverage ratio for the applicable period as the ratio of (a) EBITDA minus the sum of non-financed capital expenditures, cash taxes paid and cash distributions (including stock repurchases) to (b) the sum of scheduled principal payments on debt, interest expenses and principal payments on and payments to redeem old notes or new notes (including the anticipated principal return payment and all principal return payments made during and after the period). For purposes of the computation, “EBITDA” means our net income plus interest expenses, depreciation, amortization, other cash expenses and tax expenses, excluding extraordinary gains or losses.

While we would meet that ratio today and would accordingly be able to pay any “principal return” (as such term is defined under “—Net share settlement upon conversion”) in cash upon conversion of the new notes as described below under “—Net share settlement upon conversion,” our ability to pay the principal return in cash in the future will be subject to our ability to meet such ratio at the time of conversion, and could be further restricted by new limitations imposed by other credit agreements or other instruments relating to indebtedness we may incur in the future. In addition, we may not have the funds sufficient to make the required cash payments upon conversion of the new notes when we are required to do so. See

“Risk Factors— Risks relating to the new notes— We may not have the funds necessary to purchase the new notes at the option of the holders or to make the required cash payments upon conversion of the new notes, and the recent amendment to our senior credit facility that permits us to effect the exchange offer contains a limitation on our ability to pay the principal return in cash to holders of notes upon conversion under certain circumstances.”

If you elect to convert your new notes at a time when the terms of our other indebtedness prohibit us from paying the principal return in connection with such conversion, we may seek the consent of our lenders to allow such payment or attempt to refinance that indebtedness. If we do not obtain the required consent of our lenders or refinance that indebtedness, we would not be permitted to pay the conversion value to you. Our failure to deliver cash and common stock, if any, upon conversion of the new notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Except as otherwise described below, you will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) upon conversion of a new note and we will not adjust the conversion rate to account for the accrued and unpaid interest. Delivery of cash and shares of common stock in a collective amount equal to the “conversion value” (as such term is defined under “—Net share settlement upon conversion”) will be deemed to satisfy our obligation to pay the principal amount of the new notes, including accrued and unpaid interest (including contingent interest, if any). As a result, accrued and unpaid interest (including contingent interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Material United States federal income tax considerations.” The trustee will initially act as the conversion agent.

If a holder converts new notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable conversion notice, together, if the new notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the new notes into cash and (depending on the applicable conversion value) shares of our common stock in accordance with the provisions described under “—Net share settlement upon conversion.” Holders may obtain copies of the required form of the conversion notice from the conversion agent. Cash payable upon conversion, together with a certificate for the number of full shares of our common stock, if any, into which any new notes are converted, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date. Notwithstanding the foregoing, if upon conversion of new notes by any holder, we are not permitted to pay the principal return in cash upon conversion of the new notes as described below under “—Net share settlement upon conversion” due to the limitations imposed by any agreement related to our senior indebtedness to which we may be a party from time to time, we shall so inform such converting holder and such holder shall have the option to revoke its notice of conversion.

If a holder has already delivered a purchase notice as described under either “—Purchase of new notes by us at the option of the holder” or “—Purchase of new notes by us at the option of the holder upon a Fundamental Change” with respect to a new note, however, the holder may not surrender that new note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Holders of new notes at the close of business on a regular record date will receive payment of interest, including contingent interest, if any, payable on the corresponding interest payment date notwithstanding the conversion of such new notes at any time after the close of business on such regular record date, except in circumstances as specified in (1), (2) and (3) below. New notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest, including contingent interest, if any, that the holder is to receive on the new notes; however, no such payment needs to be made if (1) we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) any overdue interest (including overdue contingent interest, if any) exists at the time of conversion with respect to such new notes to the extent of such overdue interest.

Holders may surrender their new notes for conversion prior to stated maturity in only the circumstances described below.

Conversion upon satisfaction of sales price condition

A holder may surrender any of its new notes for conversion into cash and, if applicable, common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day. For purposes of this calculation, a calendar quarter will be considered any period between (and including) June 15 and September 14, September 15 and December 14, December 15 and March 14 and March 15 and June 14 of each year.

Conversion upon satisfaction of trading price condition

You may surrender your new notes for conversion into cash and, if applicable, common stock on or prior to close of business on the maturity date during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of new notes, as determined following a request by a holder of new notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate, referred to as the “98% trading exception”; provided that if on the date of any conversion pursuant to the 98% trading exception the closing price of our common stock is greater than the conversion price, then the new notes will have a conversion value equal to the principal amount of your new notes plus accrued and unpaid interest, including contingent interest, if any, as of the conversion date, subject to the 98% trading exception.

The “trading price” of the new notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2,000,000 principal amount of the new notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used and if only one such bid can reasonably be obtained by the trustee, the one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the new notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of new notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the new notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us on or prior to 12:00 noon (New York City time) on any trading day with reasonable evidence that the trading price per $1,000 principal amount of new notes would be less than 98% of the product of the closing price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the new notes beginning on the next trading day and on each successive trading date until the trading price per $1,000 principal amount of new notes is greater than or equal to 98% of the product of the closing price of our common stock and the applicable conversion rate.

Conversion upon redemption

If we call the new notes for redemption, holders may convert new notes into cash and, if applicable, common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the new notes are not otherwise convertible at such time.

Conversion upon credit rating event

Holders will have the right, at their option, to convert any of their new notes into cash and, if applicable, common stock at any time during any period that the new notes are rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group and the credit rating assigned to the new notes by either such rating agency has been reduced by two or more rating levels from the level initially assigned. We are under no obligation, however, to have the new notes rated.

Conversion upon specified corporate transactions

If we elect to:

(a) distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

(b) distribute to all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value determined by our board of directors exceeding 10% of the last reported sale price per share of our common stock on the day immediately preceding the declaration date for such distribution;

we must notify the holders at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their new notes for conversion into cash and, if applicable, common stock at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the new notes are not otherwise convertible at that time; provided that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The “ex-dividend date” is the first date on which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer. If holders do not surrender their new notes for conversion at that time, we will make approximate adjustments to the original conversion ratio to reflect any distributions, as specified in (a) and (b) above.

In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender new notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then, after the effective time of the transaction, the conversion value and the “net share amount” (as such term is defined under “—Net share settlement upon conversion”) will be based on the kind and amount of cash, securities or other property that a holder would have received if the holder had converted its new notes immediately prior to the effectiveness of the transaction. In addition, if holders convert their new notes following the effectiveness of the transaction, the net share amount will be paid based on the kind and amount of such cash, securities or other property they would have received if they had converted their notes immediately prior to the effectiveness of the transaction. If such transaction also constitutes a “public acquirer change of control,” then from and after the effective time of the transaction each holder’s new notes will, at the option of such holder, be and remain convertible into the common stock of the public acquirer (subject to the net settlement provisions described under “—Net share settlement upon conversion”) as further described below under “—Public acquirer change of control.” If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its new notes as described below under “—Purchase of new notes by us at the option of the holder upon a Fundamental Change.”

Conversion rate adjustments

The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock;

(2) the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants;

(3) subdivisions, combinations or certain reclassifications of our common stock;

(4) distributions to all holders of our common stock of our assets, securities or rights or warrants to purchase our securities (excluding (a) any dividend, distribution or issuance covered by clause (1) or (2) above, and (b) any dividend or distribution paid exclusively in cash), if these distributions, aggregated on a rolling 12-month basis, have a per share value exceeding 10% of the market price per share of our common stock on the trading day immediately preceding the declaration of the distribution; provided, however, that in cases where (x) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price per share of our common stock on the record date for the determination of shareholders entitled to receive such distribution, or (y) the market price per share of our common stock on the record date for determining the shareholders entitled to receive the distribution exceeds the fair market value per share of common stock of the assets, securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, for each $1,000 principal amount of new notes converted, in addition to cash and, if applicable, shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that the holder would have received if the holder had held a number of shares of common stock equal to the conversion rate immediately prior to the distribution; and

(5) dividends or other distributions consisting exclusively of cash to all holders of shares of our common stock to the extent that such dividends or distributions, together with (a) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, and (b) any cash and the fair market value, as of the expiration of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer), paid by us or any of our subsidiaries for shares of our common stock concluded within the preceding 12-month period for which no adjustment has been made, exceed 10% of our market capitalization (which is the product of the then current market price of our common stock times the number of shares of our common stock then outstanding) on the record date for such dividend or other distribution.

With respect to paragraph (4) above, in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted. If no trading market develops for the securities so distributed, adjustments to the conversion ratio will be made, as necessary, based on the value of the distributed securities, as determined by two nationally recognized investment banks, which we will appoint to provide the valuation of those securities, as appropriate.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or binding share exchange involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock receive stock, other securities, other property, assets or cash in exchange for their common stock, upon conversion of new notes following the effective date of such event, (1) the conversion value (as described under “—Net share settlement upon conversion”) of the new notes will be determined based on the value of the stock, other securities, other property, assets or cash received in respect of our common stock rather than the ten-day average closing price of our common stock and (2) the net share amount will be paid based upon the kind and amount of such stock, other securities, other property, assets or cash.

In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of new notes at least 15 days’ notice of such an increase in the conversion rate. For a discussion of the federal income tax consequences of a change in conversion rate, see “Material United States federal income tax considerations.”

As used in this prospectus, “market price” means the average of the last reported sale prices per share of our common stock for the 20 consecutive trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 consecutive trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

No adjustment to the conversion rate or the ability of a holder of a new note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the new notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including contingent interest, if any.

If, upon conversion of the new notes, holders will receive shares of our common stock, holders will also receive the rights under our shareholder rights plan or under any future rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. See “Description of our capital stock— Stockholder rights plan.”

No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

Public acquirer change of control

In the case of a “public acquirer change of control” (as defined below), from and after the effectiveness of such public acquirer change of control, each holder’s right to convert new notes into cash and, if applicable, shares of our common stock will, at the election of such holder, change into a right to convert such new note into cash and, if applicable, a number of shares of common stock of the public acquirer, subject to the net settlement provisions described in “—Net share settlement upon conversion.” In that event, the applicable conversion rate following the effective date of such transaction will be multiplied by a fraction:

(1) the numerator of which will be (a) in the case of a public acquirer change of control consisting of a share exchange, consolidation or merger, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (b) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

(2) the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change in control.

A “non-stock change of control” means any consolidation, merger, share exchange, sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or other similar transaction, in each case pursuant to which 10% or more of the consideration for (or the consideration included in any related liquidating or other distributions made to the holders of) our outstanding common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in connection with such transaction consists of consideration other than common stock that is traded or scheduled to be traded upon or immediately following the effectiveness of such transaction on a U.S. national securities exchange or the Nasdaq National Market.

A “public acquirer” is an acquirer with a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a public acquirer change of control (“public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority owned subsidiary of the acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement. In that case, the acquirer will be deemed to be a “public acquirer” and all references to common stock of the public acquirer shall be deemed to refer to such class of common stock. Majority ownership for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the total voting power of all shares of the respective entity’s capital stock or other equity interests that are entitled to vote generally in the election of members of the board of directors or a similar governing body.

A “public acquirer change of control” means a non-stock change of control pursuant to which the acquirer is a public acquirer.

Any holder electing to convert new notes in accordance with the public acquirer change of control provisions described above must so indicate in the conversion notice delivered to evidence that conversion. Any such conversion will be subject to the net share settlement provisions described under “—Net share settlement upon conversion” (after giving effect to the adjustment to the applicable conversion rate described above and replacing the references to our common stock in those net share settlement provisions with references to the public acquirer common stock); provided, however, that, in the case of any public acquirer change of control approved by a majority of the members of our board of directors prior to the effectiveness thereof, in the event legal, regulatory or other restrictions in effect at the time of any conversion of new notes in accordance with the public acquirer change of control provisions described above prohibit or restrict the delivery of shares of public acquirer common stock pursuant to those net share settlement provisions (including, without limitation, any such restriction that would require the registration of the delivery of those shares or public resales of those shares), the net share amount may, at our option, instead be settled by the delivery of cash to the converting holder in an amount equal to the net share amount.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments if any of the events described above occur thereafter.

Net share settlement upon conversion

Subject to certain exceptions described above under “—Conversion upon specified corporate transactions,” once new notes are tendered for conversion, holders tendering the new notes will be entitled to receive, per $1,000 principal amount of new notes, cash and, if applicable, shares of our common stock. The aggregate value of the cash and shares to which a holder is entitled upon conversion of each $1,000 principal amount of new notes is referred to as the “conversion value” and will be equal to the product of (1) the applicable conversion rate on the conversion date, and (2) the average of the closing price of our common stock for each of the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the notes are submitted for conversion, which we refer to as the “ten-day average price.”

Subject to certain exceptions described above and under “—Conversion upon specified corporate transactions,” we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

(1) an amount in cash, referred to as the “principal return,” equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

(2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares, referred to as the “net shares,” determined as set forth below, equal to such aggregate conversion value less the principal return, referred to as the “net share amount”; and

(3) an amount in cash in lieu of any fractional shares of common stock.

The number of net shares to be paid will be determined by dividing the net share amount by the ten-day average price. The cash payment for fractional shares also will be based on the ten-day average price.

The conversion value, principal return, net share amount and the number of net shares will be determined by us at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion, referred to as the “determination date.” We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the determination date, but in no event later than five business days after the later of the determination date and the date the holder satisfies the conversion procedure requirements.

Notwithstanding the foregoing paragraphs, if an event of bankruptcy involving us has occurred and is continuing, in lieu of delivering the principal return in cash and any net share amount in shares of our common stock, we will have the right to deliver the conversion value to holders in cash, shares of our common stock or a combination of cash and shares of our common stock at our option.

Purchase of new notes by us at the option of the holder

Subject to the subordination provisions set forth above, holders will have the right to require us to purchase the new notes on June 15 of 2011, 2013, 2018, 2023 and 2028 (each, a “purchase date”). Any new note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding new notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related new notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the “Risk factors” section of this prospectus under the caption “—Risks related to the new notes— We may not have the funds necessary to purchase the new notes or to make the required cash payments upon conversion of the new notes, and the recent amendment to our senior credit facility that permits us to effect the exchange offer contains a limitation on our ability to pay the principal return in cash to holders of new notes upon conversion under certain circumstances,” we may not have funds sufficient to purchase the new notes when we are required to do so. Our failure to purchase the new notes when we are required to do so will constitute an event of default under the indenture with respect to the new notes.

The purchase price payable will be equal to 100% of the principal amount of the new notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to such purchase date. For a discussion of the United States federal income tax treatment of a holder receiving cash, see “Material United States federal income tax considerations.”

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the new notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their new notes.

In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

A notice by the holders electing to require us to purchase new notes must state:

•	if certificated new notes have been issued, the certificate numbers of the new notes;

•	the portion of the principal amount of new notes to be purchased, in integral multiples of $1,000; and

•	that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the indenture.

If the new notes are not in certificated form, the notice must comply with applicable procedures of the Depository Trust Company.

No new notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the new notes. If an event of default has occurred and any holders have exercised their option to require us to repurchase their new notes, in whole or in part, the right of such holders to receive the purchase price for their new notes will be subject to the provisions described above under “—Subordination of the new notes.”

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn new notes;

•	if certificated new notes have been issued, the certificate numbers of the withdrawn new notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the new notes are not in certificated form, your notice must comply with applicable DTC procedures.

You must either effect book-entry transfer or deliver the new notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the new notes. If the paying agent holds money or securities sufficient to pay the purchase price of the new notes on the business day following the purchase date, then:

•	the new notes will cease to be outstanding and interest, including contingent interest, will cease to accrue (whether or not book-entry transfer of the new notes is made or whether or not the new note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the new notes).

Purchase of new notes by us at the option of the holder upon a Fundamental Change

If a Fundamental Change (as defined below in this section) occurs at any time prior to June 15, 2011, holders will have the right, at their option, subject to the subordination provisions set forth above, to require us to purchase any or all of their new notes for cash, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the new notes to be purchased plus accrued and unpaid interest, including contingent interest, if any, to the Fundamental Change purchase date. If a Fundamental Change occurs on or after June 15, 2011, no holder will have a right to require us to purchase any new notes, except as described above under “—Purchase of new notes by us at the option of the holder.” For a discussion of the United States federal income tax treatment of a holder receiving cash, see “Material United States federal income tax considerations.”

A “Fundamental Change” will be deemed to have occurred at the time after the new notes are originally issued that any of the following occurs:

(1) our common stock or other common stock into which the new notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States;

(2) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Securities Exchange Act of 1934 disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors;

(3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change; or

(4) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

(1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the conversion price of the new notes in effect immediately before the Fundamental Change or the public announcement thereof; or

(2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the new notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Continuing director” means a director who either was a member of our board of directors on the date of the indenture relating to the old notes (June  9, 2003) or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the new notes and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Fundamental Change;

•	the date of the Fundamental Change;

•	the last date on which a holder may exercise the purchase right;

•	the Fundamental Change purchase price;

•	the Fundamental Change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	the new notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their new notes.

Simultaneously with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, holders must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to comply with applicable law, the new notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” duly completed, to the paying agent. Their purchase notice must state:

•	if certificated, the certificate numbers of their new notes to be delivered for purchase;

•	the portion of the principal amount of new notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the indenture.

If the new notes are not in certificated form, their notice must comply with applicable DTC procedures.

Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn new notes;

•	if certificated new notes have been issued, the certificate numbers of the withdrawn new notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the new notes are not in certificated form, their notice must comply with applicable DTC procedures.

We will be required to purchase the new notes no later than 35 business days after the date of our notice of the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law.

Holders will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the new notes. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the new notes on the business day following the Fundamental Change purchase date, then:

•	the new notes will cease to be outstanding and interest, including contingent interest, if any, will cease to accrue (whether or not book-entry transfer of the new notes is made or whether or not the new note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the new notes).

The rights of the holders to require us to purchase their new notes upon a Fundamental Change could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a standard term contained in other offerings of debt securities similar to the new notes that have been marketed by certain of the initial purchasers. The terms of the Fundamental Change purchase feature resulted from negotiations between the initial purchasers and us.

The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the new notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No new notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the new notes.

The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the new notes to require us to purchase its new notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See “Risk factors— Risks related to the new notes— We may not have the funds necessary to purchase the new notes at the option of the holders or to make the required cash payments upon conversion of the new notes, and the recent amendment to our senior credit facility that permits us to effect the exchange offer contains a limitation on our ability to pay the principal return in cash to holders of new notes upon conversion under certain circumstances.” Our failure to purchase the new notes when required following a Fundamental Change will constitute an event of default under the indenture with respect to the new notes. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

Under the indenture, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety (in one transaction or a series of related transactions) to, any person, referred to as a “successor person” unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia;

•	the successor person expressly assumes our obligations with respect to the new notes and the indenture, including, among others, the obligations to pay principal, interest and contingent interest;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	we have delivered to the trustee the certificates and opinions required under the indenture.

However, certain of these transactions occurring prior to June 15, 2011 could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the new notes of such holder, at a purchase price equal to 100% of the principal amount, as described above.

Events of default

Each of the following will be an event of default under the indenture with respect to the new notes:

•	our failure to pay the principal of or premium, if any, on the new notes when due;

•	our failure to pay any interest, including contingent interest, if any, on the new notes for 30 days after the interest becomes due;

•	our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding new notes have given us written notice of the breach in the manner required by the indenture;

•	the default by us or by any of our majority-owned subsidiaries in a scheduled payment at maturity, upon redemption or otherwise in the aggregate principal amount of $15 million or more, after the expiration of any applicable grace period, of any indebtedness, or the acceleration of any indebtedness of us or of any of our majority-owned subsidiaries in such aggregate principal amount, so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such payment default is not cured or such acceleration is not rescinded within 30 days after notice to us in accordance with the terms of the indebtedness;

•	specified events involving bankruptcy, insolvency or reorganization of us or of any of our significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the new notes);

•	default in our obligation to redeem new notes after we have exercised our redemption option;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right; and

•	default in our obligation to purchase new notes upon the occurrence of a Fundamental Change or exercise by a holder of its option to require us to purchase such holder’s new notes;

provided, however, that no event described in the third bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee’s corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the new notes generally, us and the indenture.

If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding new notes may declare the principal amount of the new notes due and immediately payable. In order to declare the principal amount of the new notes due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay in cash the principal amount of the new notes plus accrued and unpaid interest, including contingent interest, if any, which have then been accrued.

This right does not apply if an event of default described in the fifth bullet point above occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing, the new notes then outstanding under the indenture shall be due and payable immediately.

At any time after any declaration of acceleration of the new notes, but before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue installments of interest on the new notes, including contingent interest, if any;

•	the principal of (and premium, if any, on) the new notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor;

•	to the extent lawfully permitted, interest upon overdue interest;

•	all sums owed to the trustee under the indenture; and

•	all events of default, other than the non-payment of the principal amount of the new notes that became due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. See “—Modification and waiver” below.

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. The holders of a majority in principal amount of the outstanding new notes will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the new notes, provided that:

•	the direction is not in conflict with any law or the indenture, including the subordination provisions set forth above;

•	the trustee may take any other action it deems proper that is not inconsistent with the direction; and

•	the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law.

A holder of a new note may only pursue a remedy under the indenture if:

•	the holder has previously given the trustee written notice of a continuing event of default for the new notes;

•	holders of at least 25% in principal amount of the outstanding new notes have made a written request to the trustee to pursue that remedy;

•	the holders have offered reasonable indemnity to the trustee;

•	the trustee fails to pursue that remedy within 60 days after receipt of the request; and

•	during that 60-day period, the holders of a majority in principal amount of the new notes do not give the trustee a direction inconsistent with the request.

However, these limitations do not apply to a suit by a holder of a new note demanding payment of the principal, premium, if any, or interest on a new note on or after the date the payment is due.

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any.

Modification and waiver

We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the new notes in order to:

•	evidence the succession of another person to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor;

•	add to our covenants for the benefit of the holders or to surrender any of our rights or powers;

•	add events of default;

•	add or change any provision of the indenture to the extent necessary to issue new notes in bearer form;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture;

•	provide for uncertificated securities in addition to certificated securities;

•	evidence and provide for successor trustees;

•	correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of the new notes;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or

•	add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities.

We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of the new notes, if we obtain the consent of the holders of a majority in principal amount of the outstanding new notes. However, without the consent of the holders of each outstanding new note, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, the new notes, except to the extent permitted by the indenture;

•	reduces the principal amount of, or any premium or interest on, the new notes;

•	reduces the redemption price, purchase price or Fundamental Change purchase price of the new notes or changes the terms applicable to redemption or purchase in a manner adverse to the holder;

•	changes the place or currency of payment of principal, premium, if any, or interest;

•	impairs the right to institute suit for the enforcement of any payment on any new note;

•	reduces the percentage in principal amount of outstanding new notes required for modification or amendment of the indenture;

•	reduces the percentage in principal amount of outstanding new notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	makes certain modifications to such provisions with respect to modification and waiver;

•	makes any change that adversely affects the right to convert or exchange the new notes or decreases the conversion or exchange rate or increases the conversion price of the new notes;

•	alters the manner of calculation or rate of contingent interest payable on any new note or extends the time for payment of any such amount; or

•	changes the terms and conditions of the new notes in a manner adverse to the holders of the debt securities.

Holders of a majority in principal amount of the outstanding new notes may waive past defaults or noncompliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding new note is required to:

•	waive any default in the payment of principal, premium, if any, or interest;

•	waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding new note;

•	waive any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to any new notes; or

•	waive any default that constitutes a failure to convert any new note in accordance with its terms and the terms of the indenture.

Notwithstanding the foregoing, no amendment or modification of the indenture may occur that amends or modifies, or otherwise adversely affects the rights of the holders of senior indebtedness or designated senior indebtedness under the subordination provisions described above without the prior written consent of the holders of a majority of the designated senior indebtedness (or such larger percentage of the holders of the designated senior indebtedness as is required to approve such amendment or modification under the terms of such designated senior indebtedness) and at least a majority of all outstanding senior indebtedness.

We will generally be entitled to set any day as a record date for determining the holders of outstanding new notes entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding new notes. If a record date is set for any action to be taken by holders, the action may be taken only by persons who are holders of outstanding new notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of new notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days.

Calculations in respect of new notes

We will be responsible for making all calculations called for under the new notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the new notes and the conversion price of the new notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of new notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of new notes upon the request of that holder.

Sinking fund

We are not obligated to make mandatory redemption or sinking fund payments with respect to the new notes.

Book-entry delivery and settlement

The global notes

Upon issuance, the new notes will be represented by one or more fully registered global notes. The global notes will be registered in the name of Cede & Co., as nominee of DTC, and will be in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

Description of a global security. A global security, such as a global note, is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary.

Special investor considerations for global securities. Because you, as an investor, will not be a registered legal holder of a global note, your rights relating to a global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. We will not recognize a typical investor as a legal owner of the new notes for any purpose under the indenture or the new notes and instead will deal only with the trustee and DTC, the depositary that is the registered legal holder of the global notes.

You should be aware that as long as the new notes are issued only in the form of global securities:

•	you cannot have any of the new notes registered in your own name;

•	you cannot receive physical certificates for your interest in the new notes;

•	you will not be a registered legal holder of any of the new notes and must look to your own bank or broker for payments on the new notes and protection of your legal rights relating to the new notes;

•	you may not be able to sell interests in any of the new notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	as an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot obtain physical certificates representing those interests;

•	DTC’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in a global note. We and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. Also, we and the paying agent do not supervise DTC in any way; and

•	DTC will require that interests in the global note be purchased or sold within its system using same-day funds.

Description of DTC

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its participants (“direct participants”) deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The descriptions of the operations and procedures of DTC in this prospectus are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we, the initial purchasers nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

Certificated new notes

In a few special situations described in the next paragraph, a global note will terminate and interests in it will be exchanged for physical certificates representing the new notes previously included within the global note. After that exchange, the choice of whether to hold the new notes directly or in “street name” (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the new notes transferred to your own name if we complete such an exchange and you wish to be a direct legal holder of the new notes.

We will issue certificated new notes to each person that DTC identifies as the beneficial owner of the new notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us and the trustee that DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note, or it has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days of that notice;

•	an event of default with respect to the new notes represented by the global notes has occurred and is continuing, as described under “—Events of default” above, and DTC requests the issuance of certificated new notes; or

•	we notify the trustee that we have elected to cause the issuance of certificated new notes under the indenture.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any DTC participant or indirect participant in identifying the owners of security entitlements in any related new notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

We would issue certificated new notes in the following manner:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of multiples of $1,000.

Payments on the new notes

Global notes

Payments on the new notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the new notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. The participants will be responsible for those payments.

Under the terms of the indenture, we, the trustee and any paying agent we appoint may treat the persons in whose names the new notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s or its participants’ or account holders’ records relating to, or payments made on account of, beneficial ownership interests in the global note (including payments of principal and interest) or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

Holders of the new notes in “street name” and other owners of beneficial interests in a global note should consult their banks or brokers for information on how they will receive payments.

Certificated new notes

Payment of the principal of certificated new notes, if any are issued, will be made at the office of the paying agent. Payment of the interest on certificated new notes will be paid by check mailed to you, if you are a registered holder of certificated new notes. At the request of a registered holder of more than $1,000,000 principal amount of certificated new notes, payments of principal or interest may be made to that holder by wire transfer.

Clearance and settlement procedures

Initial settlement for the new notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Certificated new notes, if any are issued, may be presented for registration of transfer or exchange at the corporate trust office of the trustee in The City of New York, which we have appointed as the security registrar and transfer agent for the new notes.

Governing law

The indenture and the new notes will be governed by and construed in accordance with the laws of the State of New York.

The trustee

We will appoint The Bank of New York as the trustee under the indenture, and as paying agent, conversion agent, bid solicitation agent, security registrar and custodian for the new notes.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that will be incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Notices

Except as otherwise described herein, notice to holders of the new notes will be given by mail to the addresses as they appear in the security register.

Listing

We do not intend to list the new notes on any other national securities exchange or automated quoting system.

Description of our capital stock

The following description of our common stock, preferred stock, certificate of incorporation and by-laws summarizes the material terms and provisions of these types of securities but is not a complete description. This summary is qualified by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the rights agreement we have entered into with Harris Trust and Savings Bank.

Under our amended and restated certificate of incorporation, our authorized capital stock consists of 80,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Common stock

Each share of our common stock has one vote in the election of each director and on other corporate matters, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of common stock affords any cumulative voting or preemptive rights or is convertible, redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of our common stock are fully paid and nonassessable. Any shares of common stock we issue on conversion of the notes will also be fully paid and nonassessable.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our board, in its discretion, may declare out of funds legally available for the payment of dividends. We do not anticipate paying cash dividends in the foreseeable future. See “Dividend policy.”

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in our net assets, after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.

The rights, preferences and privileges of our common stock will be subject to those of the holders of shares of our preferred stock, if any, then outstanding.

Of the approximately 42 million shares of common stock we deem outstanding, approximately 2.4 million (on an as-if exchanged basis) are actually exchangeable shares that are exchangeable into shares of common stock at any time. These exchangeable shares were issued by one of our Canadian subsidiaries in connection with our combination with Prudential Steel. The holders of exchangeable shares have rights that are substantially similar to holders of common stock. Except where we otherwise indicate, all outstanding amounts of common stock stated in this prospectus include the exchangeable shares on a basis as if they had been exchanged.

The transfer agent and registrar of our common stock is Computershare Investor Services, Chicago, Illinois. Our common stock is quoted on The New York Stock Exchange under the symbol “MVK.”

Preferred stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock, including:

•	dividends;

•	voting rights;

•	redemption rights;

•	liquidation rights;

•	sinking fund provisions; and

•	conversion or exchange rights.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in our best interest, the board of directors could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

In conjunction with the Prudential Steel transaction, our board of directors designated one share of our authorized preferred stock as Special Voting Stock. The Special Voting Stock is entitled to a number of votes equal to the number of outstanding exchangeable shares on all matters presented to the common stockholders. The one share of Special Voting Stock is issued to CIBC Mellon Trust Company, as trustee for the benefit of the holders of the exchangeable shares.

In addition, for purposes of the rights plan described below, our board of directors has designated a series of preferred stock to constitute the Series I junior participating preferred stock. For a description of the rights plan, see “—Stockholder rights plan.”

Anti-takeover effects of Delaware Law

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding (for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder) shares owned (1) by persons who are directors and also officers and (2) in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

Anti-takeover provisions of our amended and restated certificate of incorporation and amended and restated by-laws

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could delay or make more difficult the acquisition of control of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Authorized but unissued stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions, or these shares may be payable as a dividend on our capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power or other rights of holders of shares of common stock and diminish the likelihood that holders will receive dividend payments and payments upon liquidation.

Stockholder action by written consent; special meetings of stockholders

Our amended and restated certificate of incorporation provides that no action shall be taken by our stockholders except at any annual or special meeting, that no action may be taken by written consent of stockholders in lieu of a meeting, and that special meetings of stockholders may be called only by the board of directors or a committee of the board of directors.

Amendment of the by-laws

Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. Our amended and restated certificate of incorporation and amended and restated by-laws grant our board of directors the power to adopt, amend and repeal our amended and restated by-laws at any regular or special meeting of the board of directors on the affirmative vote of a majority of the directors then in office. Our stockholders may also adopt, amend or repeal our amended and restated by-laws by a vote of a majority of the voting power of our outstanding voting stock.

Removal of directors

Our directors may be removed solely for cause by a vote of a majority of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office or by the stockholders (in the case of newly created directorships), and a director elected to fill a vacancy serves until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Advance notice procedure for director nominations and other matters brought by stockholders at our annual meetings

Our by-laws provide the manner in which stockholders may give notice of business to be brought before an annual meeting of our stockholders. In order for an item to be properly brought before the meeting by a stockholder outside of the process of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office not less than 45 days nor more than 90 days prior to the anniversary date of the date on which we first mailed proxy materials for the preceding annual meeting of stockholders (regardless of any postponements of the annual meeting to a later date). If the month and day of the scheduled annual meeting date differs more than 30 days from the month and day of the previous year’s annual meeting, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of notice to the stockholders or public disclosure of the scheduled annual meeting date.

The notice must set forth, as to each item to be brought before the annual meeting, a description of the business and the reason for conducting such business at the annual meeting, the name and record address of the stockholder proposing the business, the class and number of shares of our company that are beneficially owned by the stockholder, and any material interest of the stockholder in the business. For a notice regarding a director nomination, the notice must set forth, in addition to the information described in the preceding sentence, all information relating to each person whom the stockholder proposes to nominate for election or re-election as a director that is required to be disclosed in solicitations of proxies for election of a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934.

These procedures may limit the ability of stockholders to bring business before an annual meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Limitation of liability of officers and directors

Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Stockholder rights plan

In accordance with our stockholder rights plan, each share of our common stock includes one right to purchase from us one one-hundredth of a share of our Series I junior participating preferred stock at an exercise price of $50.00 per share, subject to adjustment. The rights are not exercisable until after the occurrence of the “separation time,” which is described below.

The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the separation time. The separation time would occur, except in some cases, on the earlier of:

•	the date of a public announcement that a person or group of affiliated or associated persons (collectively, an “acquiring person”) has acquired or obtained the right to acquire beneficial ownership of 20% or more of our outstanding common stock; or

•	10 days following the start of a tender or exchange offer that would result, if closed, in a person becoming an acquiring person.

Our board of directors may defer the separation time in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

•	Until the separation time occurs:

•	common stock certificates will evidence the rights;

•	the rights will be transferable only with those certificates;

•	those certificates will contain a notation incorporating the rights agreement by reference; and

•	the surrender for transfer of any of those certificates also will constitute the transfer of the rights associated with the stock that certificate represents.

The rights will expire at the close of business on July 23, 2008, unless we redeem or exchange them earlier as described below.

As soon as practicable after the separation time, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on that date and, from and after that date, only separate rights certificates will represent the rights. We will not issue rights with any shares of common stock issued after the separation time, except as our board of directors otherwise may determine.

A “flip-in event” will occur under our stockholder rights plan when a person becomes an acquiring person otherwise than through a “permitted offer” as described in our stockholder rights plan. Our stockholder rights plan defines “permitted offer” to mean a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent members of our board of directors determines to be adequate and otherwise in our best interests and the best interests of our stockholders.

Any time prior to the earlier of any person becoming an acquiring person or the expiration of the rights, we may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. At our option, we may pay the redemption price in cash, shares of common stock or other securities issued by us. If our board timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action and the only consideration the rights holders will be entitled to receive will be the $.01 redemption price. If a flip-in event occurs and we do not redeem the rights, each right, other than any right that has become null and void, will become exercisable, at the time we no longer may redeem it, to receive the number of shares of common stock (or, in some cases, other property) which has a “market price” (as our stockholder rights plan defines that term) equal to two times the exercise price of the right.

When a flip-in event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

A “flip-over event” will occur under our stockholder rights plan when, at any time from and after the time a person becomes an acquiring person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type described above;

•	50% or more of our assets or earning power is sold or transferred; or

•	an acquiring person during any period of 12 consecutive months increases its percentage beneficial ownership by more than one percent of common stock or other class of stock or engages in self-dealing transactions with us, as described in our stockholder rights plan.

If a flip-over event occurs, each holder of a right (except those rights previously voided in a flip-in event) will have the right to receive, upon exercise of the right and payment of the exercise price, common stock of the surviving or purchasing company or of the acquiring person that has a then market value equal to two times the exercise price of the right. However, rights held by the acquiring person will become void.

At any time after the occurrence of a flip-in event and prior to a person becoming the beneficial owner of 50% or more of our outstanding common stock, we may exchange each outstanding right (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void) for stock at an exchange rate of (1) one share of common stock, (2) one one-hundredth of a share of Series I junior participating preferred stock for each right owned or (3) other securities or assets having an equivalent value, subject to adjustment.

We may supplement or amend our stockholder rights plan without the approval of any holders of the rights:

•	to make any change prior to a flip-in event other than to change the exercise price, the redemption price or the expiration of the rights;

•	to make any change following a flip-in event that does not materially adversely affect the interests of holders of rights; or

•	to cure any ambiguity, defect or inconsistency.

The holder of a right cannot vote, receive dividends or take any actions as a stockholder until the right is exercised.

The rights have anti-takeover effects. They cause severe dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us, even if that acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination that the board of directors approves. We have issued the rights to protect our stockholders from coercive or abusive takeover tactics and to afford the board of directors more negotiating leverage in dealing with prospective acquirers.

Our stockholder rights plan also provides that each exchangeable share issued in connection with our combination with Prudential Steel has an associated exchangeable share right. The exchangeable share rights are intended to have characteristics essentially equivalent in economic effect to our stock purchase rights related to shares of our common stock. Accordingly, the exchangeable share rights entitle the holder of an exchangeable share to acquire additional exchangeable shares on the same terms and conditions upon which a holder of our common stock is entitled to acquire additional shares of our common stock. The definition of beneficial ownership, the calculation of percentage ownership and other provisions in our stockholder rights plan apply, as appropriate, to our common stock and exchangeable shares as though they were the same security.

Material United States federal income tax considerations

Except as otherwise indicated, the following discussion sets forth the opinion of our counsel, Gallop, Johnson & Neuman, L.C., regarding the material U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the new notes as of the date of this prospectus, insofar as it relates to matters of United States federal tax law and regulations and legal conclusions with respect thereto. Except where noted, this discussion deals only with new notes held as capital assets by U.S. holders (as defined below) who own old notes and acquire new notes pursuant to the exchange offer. This discussion does not deal with special situations. For example, this discussion does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as certain expatriates, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons holding new notes in a tax-deferred or tax-advantaged account, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the new notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. holders of the new notes whose “functional currency” (as defined in the applicable U.S. Treasury Regulations) is not the U.S. dollar;

•	estate, gift or alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, administrative pronouncements and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of old notes or new notes that is:

•	an individual citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) where both (a) a U.S. court can exercise primary jurisdiction over its administration and (b) one or more U.S. persons have the authority to control all of its substantial decisions or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of old notes or new notes that is not a U.S. holder.

If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the new notes, you should consult your own tax advisors. Likewise, if you are a shareholder in, or beneficiary of, an entity that is a holder of new notes, you should consult your own tax advisors.

No statutory or judicial authority directly addresses the treatment of the new notes or instruments similar to the new notes for U.S. federal income tax purposes. The Internal Revenue Service (“IRS”), however, has issued a revenue ruling (Revenue Ruling 2002-31, 2002-22 IRB 1023) with respect to instruments similar to the new notes. This ruling supports certain aspects of the tax treatment described below. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

You should consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Exchange of new notes for old notes

Characterization of the exchange

Under current Treasury regulations, the exchange of new notes for old notes will be treated as an exchange for U.S. federal income tax purposes (which we will refer to as a Tax Exchange) only if, taking into account the differences between the terms of the new notes and the old notes and the payment of the exchange fee, there is deemed to be a “significant” modification of the old notes.

In general, the Treasury regulations provide that a modification of a debt instrument is a significant modification only if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Because there is no authority interpreting the Treasury regulations, their application to an exchange of new notes for old notes is unclear. Consequently, Gallop, Johnson & Neuman, L.C. is unable to render an opinion that the exchange of new notes for old notes and the payment of the exchange fee will not constitute a significant modification of the old notes. For purposes of filing our own tax returns and providing the holders of new notes with appropriate tax information, we intend to take the position that the modifications to the old notes resulting from the exchange of new notes for old notes and payment of the exchange fee will not constitute a significant modification of the old notes. That position, however, does not represent an opinion by us as to the tax treatment of such exchange and could be challenged by the IRS.

Treatment if no tax exchange

If the exchange of new notes for old notes does not constitute a significant modification of the old notes, then in the opinion of Gallop, Johnson & Neuman, L.C., the exchange will not be treated as a Tax Exchange and the new notes will be treated as a continuation of the old notes. In that case, apart from the receipt of the exchange fee (see discussion below), in the opinion of Gallop, Johnson & Neuman, L.C. there will be no U.S. federal income tax consequences to a holder who exchanges old notes for new notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

Possible alternative tax characterization of the exchange

We cannot assure you that the IRS will agree that the exchange does not constitute a significant modification for U.S. federal income tax purposes. If the exchange were to constitute a significant modification, the U.S. federal income tax consequences of the exchange would depend on whether or not the exchange was treated as a recapitalization. In the opinion of Gallop, Johnson & Neuman, L.C., the exchange would be treated as a recapitalization only if both the old notes and the new notes constitute “securities” for U.S. federal income tax purposes. This, in turn, depends upon the terms and conditions of, and other facts and circumstances relating to, the old notes and new notes, and upon the application of numerous judicial decisions. Of particular relevance to the determination of whether the old notes and the new notes are securities for U.S. federal income tax purposes is the term of the particular instrument. Although a debt instrument with a term of more than ten years is generally considered to be a security for these purposes, no applicable federal income tax authority clearly addresses the impact on security treatment for put and call features of the type included in both the old notes and the new notes. Consequently, Gallop, Johnson & Neuman, L.C. is unable to render an opinion that the old notes or the new notes constitute securities for United Stated federal income tax purposes.

In the event that the exchange did constitute a significant modification for U.S. federal income tax purposes, it is unclear whether it would be treated as a recapitalization. If the exchange did constitute a significant modification but did not qualify as a recapitalization, then in the opinion of Gallop, Johnson & Neuman, L.C., a U.S. holder would be required to recognize any gain (taxable as ordinary income) or any loss in an amount equal to the difference between the amount realized on the exchange and the holder’s adjusted basis in the old notes surrendered. Under certain circumstances, all or part of any loss on such exchange may be a capital loss. For these purposes, a U.S. holder’s amount realized would equal the fair market value of the new notes received plus the exchange fee. U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the exchange, including whether the exchange would be treated as a recapitalization for U.S. federal income tax purposes.

Exchange fee

We intend to treat payment of the exchange fee as consideration to holders for participating in the exchange offer. In that case, such payment would result in ordinary income to holders participating in the exchange offer, and we will report such payments to holders and the IRS for information purposes in accordance with such treatment. Such payment may also be subject to backup withholding.

Classification and treatment of the new notes

Treatment if no tax exchange

If the exchange of the new notes for old notes does not constitute a significant modification of the old notes and that the exchange will not be treated as a Tax Exchange, then, in the opinion of Gallop, Johnson & Neuman, L.C., holders of the new notes will continue to be subject to the contingent payment debt instrument regulations (“CPDI Regulations”). Among other things, pursuant to those regulations, a holder of the new notes is required to accrue interest income on the new notes, in the amounts described in the registration statement relating to the old notes, regardless of whether the holder uses the cash or accrual method of tax accounting. Pursuant to the terms of the indenture relating to the new notes, holders will be deemed to have agreed to treat the new notes as debt subject to the CPDI Regulations, and to continue to accrue interest in the same manner and amounts as for the old notes.

Treatment if tax exchange

If the exchange does constitute a “significant modification” for U.S. federal income tax purposes, we would need to determine a new comparable yield and projected payment schedule for the new notes. U.S. holders would be subject to U.S. federal income tax consequences that are consistent with the description of the contingent payment debt instrument regulations contained in the registration statement relating to the old notes, including, among other things, a requirement that U.S. holders accrue interest for U.S. federal income tax purposes based on the revised comparable yield. For purposes of the CPDI Regulations, the issue price of the new notes will be equal to their fair market value at the time of the exchange and be adjusted in subsequent periods in a manner consistent with the description contained in the registration statement relating to the old notes.

Constructive dividends

In the opinion of Gallop, Johnson & Neuman, L.C., without regard to whether a Tax Exchange of the new notes for old notes is considered to have occurred, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the new notes, the conversion rate of the new notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the new notes. It is not clear whether a constructive dividend would be eligible for the dividends received deduction in the case of corporate holders or for special reduced rates for dividends in the case of individual holders, or whether the treatment of such dividend is affected by the application of the CPDI Regulations.

Additional considerations for non-U.S. holders

Treatment if no tax exchange

If the exchange of new notes for old notes is not treated as a Tax Exchange, then, as discussed above, the new notes will be treated as a continuation of the old notes and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges new notes for old notes pursuant to the exchange offer. In that case, a non-U.S. holder generally should have the same U.S. tax consequences as would have arisen if it continued to hold the old notes, including the withholding and other consequences described in the old notes prospectus.

We intend to treat payment of the exchange fee as consideration to holders for participating in the exchange. As such, we will withhold U.S. federal income tax at a rate of 30% from the exchange fee paid to non-U.S. holders unless an exemption from, or reduction of, withholding is applicable because such amounts are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States or because of an applicable income tax treaty with the United States. In order to claim an exemption from, or reduction of, such withholding, the non-U.S. holder must deliver a properly executed IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) or IRS Form W-8BEN (with respect to treaty benefits) claiming such exemption or reduction. Non-U.S. holders are urged to consult their own tax advisors regarding the application of the withholding rules to their particular circumstances, including the possibility of filing a claim for a refund of withholding tax.

Treatment if tax exchange

If the exchange of the new notes for old notes constitutes a significant modification of the old notes, the exchange will be treated as a Tax Exchange. In that case, any gain realized by a non-U.S. holder on the Tax Exchange will be eligible for exemption from U.S. federal income or withholding tax to the same extent as described in the old notes prospectus for any other sale or exchange of the old notes. In addition, payments on the new notes made to a non-U.S. holder, including a payment in cash or common stock pursuant to a conversion, and any gain realized on a sale or exchange of the new notes, will generally be exempt from U.S. income or withholding tax (as described in the old notes Prospectus). Constructive distributions or constructive dividends made to non-U.S. holders, however, will generally be subject to withholding at a rate of 30%.

For further information regarding the tax treatment of contingent payment debt instruments, non-U.S. holders should refer to the old notes prospectus. Non-U.S. holders are encouraged to consult their own tax advisors regarding the consequences to them of the ownership, sale, exchange, conversion or redemption of new notes if the exchange is treated as a Tax Exchange.

Certain non-U.S. holders may be subject to the U.S. information and backup withholding rules as explained in the old notes prospectus.

Legal matters

Certain legal matters in connection with the validity of the new notes and the common stock that may be issued upon conversion of the new notes will be passed upon for us by Gallop, Johnson & Neuman, L.C.

Experts

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K/A for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2004 and 2003; the three and six-month periods ended June 30, 2004 and 2003; and the three and nine-month periods ended September 30, 2004 and 2003; incorporated by reference in this prospectus, Ernst & Young LLP reported they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 30, 2004, July 30, 2004 and October 29, 2004, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, respectively, and incorporated by reference herein, state they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

The exchange agent for the exchange offer is:

The Bank of New York

By Facsimile:	By Registered or Certified Mail:	By Hand/ Overnight Delivery:

(212) 298-1915 Attention: Kin Lau	Corporate Trust Operations Reorganization Unit 101 Barclay Street— 7 East New York, New York 10286 Attention: Kin Lau	Corporate Trust Operations Reorganization Unit 101 Barclay Street— 7 East New York, New York 10286 Attention: Kin Lau

For Confirmation by Telephone: (212) 815-3750

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others, Call: (800) 758-5378

The dealer manager for the exchange offer is:

J.P. Morgan Securities Inc.

277 Park Avenue, 8th Floor
New York, New York 10017
Telephone: (212) 622-5603

Part II

Information not required in prospectus

Item 20.      Indemnification of officers and directors

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article Eleventh of our amended and restated certificate of incorporation requires that we indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by Section 145 of the DGCL. It also provides that expenses incurred by an officer or director of us or any of our direct or indirect wholly owned subsidiaries in defending a civil or criminal action, suit or proceeding will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer, director, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate. Section 16 of our amended and restated bylaws contains similar provisions regarding indemnification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Article Tenth of our amended and restated certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of our company shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article Tenth shall not adversely affect any right or protection of a director of our company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

We maintain a claims-made policy of directors’ and officers’ liability and company reimbursement insurance. The directors’ and officers’ liability portion of such policy covers all of our directors and officers and those of our subsidiary companies, more than 50% of the outstanding voting stock or equity interests of which is directly or indirectly owned by us. The policy provides for a payment on behalf of the directors and officers up to the policy limits for all specified losses which the directors and officers, or any of them, become legally obligated to pay, from claims made against them during the policy period for specified wrongful acts, which include: errors, misstatements, misleading statements, acts or omissions and neglect or breach of duty in the discharge of their duties, solely in their capacity as directors and officers of us or a subsidiary of ours, individually or collectively, or in connection with any matter claimed against them solely by reason of their being directors or officers of us or our subsidiary companies. The insurance includes the cost of defense, appeals, bonds, settlements and judgments. The insurer’s limit of liability under the policy is $35 million in the aggregate for all losses per year. The policy contains various reporting requirements and exclusions. We also maintain a claims-made policy that provides coverage for us, and our directors and officers, against loss, liability, cost or expense incurred under the federal securities laws.

Item 21.      Exhibits and financial statement schedules

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit
Number	Description of Document

1.1	Dealer Manager Agreement, dated as of December 1, 2004.*
4.1	Form of Indenture to be entered between Maverick Tube Corporation and The Bank of New York, as Trustee.*
5.1	Opinion of Gallop, Johnson & Neuman, L.C.
8.1	Opinion of Gallop, Johnson & Neuman, L.C. as to tax matters.*
12.1	Statement regarding computation of ratios of earnings to fixed charges.*
15.1	Consent of Independent Registered Public Accounting Firm.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).
25.1	Statement of Eligibility of Trustee on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.3	Form of Letter to Clients.*
99.4	Form of Eighth Amendment to Amended and Restated Credit Agreement dated as of December 20, 2004.

* Previously filed.

Item 22.      Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-

tion by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Maverick Tube Corporation has duly caused this Amendment No. 2 to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 23rd day of December, 2004.

MAVERICK TUBE CORPORATION

By: /s/ C. ROBERT BUNCH

C. Robert Bunch
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons on behalf of Maverick Tube Corporation in the capacities and on the dates indicated:

/s/ C. ROBERT BUNCH C. Robert Bunch		President and Chief Executive Officer (Principal Executive Officer) and Director	December 23, 2004

/s/ PAMELA G. BOONE Pamela G. Boone		Vice President Finance & Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 23, 2004

* Gregg Eisenberg		Chairman of the Board	December 23, 2004

* David H. Kennedy		Director	December 23, 2004

* Paul McDermott		Director	December 23, 2004

* Wayne P. Mang		Director	December 23, 2004

* C. Adams Moore		Director	December 23, 2004

*By:	/s/ PAMELA G. BOONE Pamela G. Boone Attorney-in-fact

Exhibit index

Exhibit
Number	Description of Document

1.1	Dealer Manager Agreement, dated as of December 1, 2004.*
4.1	Form of Indenture to be entered between Maverick Tube Corporation and The Bank of New York, as Trustee.*
5.1	Opinion of Gallop, Johnson & Neuman, L.C.
8.1	Opinion of Gallop, Johnson & Neuman, L.C. as to tax matters.*
12.1	Statement regarding computation of ratios of earnings to fixed charges.*
15.1	Consent of Independent Registered Public Accounting Firm.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).
25.1	Statement of Eligibility of Trustee on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.3	Form of Letter to Clients.*
99.4	Form of Eighth Amendment to Amended and Restated Credit Agreement dated as of December 20, 2004.

* Previously filed.